Table of Contents

As filed with the Securities and Exchange Commission on August 21, 2019.

Registration No. 333-231443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNS Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	2834	82-2318545
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2100 West Loop South, Suite 900

Houston, TX 77027

(800) 946-9185

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. John Climaco

Chief Executive Officer

2100 West Loop South, Suite 900

Houston, TX 77027

(800) 946-9185

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cavas S. Pavri Schiff Hardin LLP 100 N. 18th, Suite 300 Philadelphia, PA 19103 Telephone: (202) 724-6847 Fax: (202) 778-6460	Richard A. Friedman, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, NY 10112-0015 Telephone: (212) 653-8700 Fax: (212) 655-1729

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.001 per share (2)	$12,218,750.00	$1,480.91
Underwriter’s warrant (3)	--
Common Stock underlying underwriter’s warrant (4)	$855,312.50	$103.66
Total		$1,584.58(5)

__________

(1) Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Includes 318,750 shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(4) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 100% of the price per share sold in this offering.

(5) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated August 21, 2019.

2,125,000 Shares

CNS Pharmaceuticals, Inc.

Common Stock

This is our initial public offering. We are offering 2,125,000 shares of common stock in this offering.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $4.00 and $5.00. We intend to list the common stock on the NASDAQ Capital Market under the symbol “CNSP”. If our common stock is not approved for listing on the NASDAQ Capital Market, we will not consummate this offering.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)(2)	$	$
Proceeds to us, before expenses.	$	$

(1)	Represents underwriting discount and commissions equal to 7% per share (or $ per share).
(2)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 65 of this prospectus for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to 318,750 additional shares from us at the public offering price, less the underwriting discount, for 45 days after the date of this prospectus to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                     and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $                     ..

Delivery of the shares of our common stock is expected to be made on or about                  , 2019.

__________________

The date of this prospectus is                        , 2019

Benchmark Company

Through and including                     , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this prospectus.

Overview

We are a preclinical stage pharmaceutical company organized as a Nevada corporation in July 2017 to focus on the development of anticancer drug candidates for the treatment of primary and metastatic brain and central nervous system tumors, based on intellectual property that we license under an Amended and Restated Patent License Agreement with Houston Pharmaceuticals, Inc. (“HPI”) and own pursuant to a collaboration and asset purchase agreement with Reata Pharmaceuticals, Inc. (“Reata”). Dr. Waldemar Priebe, our founder and largest shareholder, controls HPI.

We believe, based on the preclinical data and on the positive results of the Phase I clinical studies conducted at the University of Texas MD Anderson Cancer Center (“MDACC”) that our lead drug candidate, Berubicin, if approved by the US Food and Drug Administration (“FDA”), may be a significant improvement in the treatment of glioblastoma, a type of brain cancer which is currently considered incurable. Glioblastoma are primary brain tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because such cells reproduce quickly and are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful chemotherapy drugs known and as a class are effective against more types of cancer than any other class of chemotherapeutic agents. Anthracyclines are designed to damage the DNA of targeted cancer cells by interfering with the action of the topoisomerase II, a critical enzyme enabling cell proliferation. Based on limited clinical data, we believe Berubicin is the first anthracycline that appears to have crossed the blood brain barrier (“BBB”) and target brain cancer cells. In layman’s terms, this means that if our clinical trials are successful and if approved by the appropriate regulatory agencies, including without limitation the FDA, Berubicin would offer oncologists the only anthracycline effective against brain cancer. While there can be no guarantee that such approval will be forthcoming anywhere in the world, it is this opportunity, supported by the results of Phase I human clinical trial data for Berubicin, which motivates our continued investigation of this compound. While our current primary focus is solely on the development of Berubicin, our strategy is to secure intellectual property rights to additional new discoveries that may be developed into drugs to treat cancers.

Chemotherapy continues to be a cornerstone of cancer therapy. Despite the recent progress made with immunotherapy, the critical treatment pathway, especially for many highly resistant and deadly types of cancers, continues to include chemotherapy. And, in part because of the emphasis placed on alternatives to chemotherapy and despite the current expansion of our knowledge of the molecular basis of cancer, there are only limited academic and commercial efforts to improve chemotherapeutic agents to make them safer and more effective.

Berubicin was discovered at MDACC by Dr. Waldemar Priebe, the founder of the Company. Through a series of transactions, Berubicin was initially licensed to Reata. Reata conducted a Phase I human clinical trial on Berubicin but subsequently allowed their investigative new drug application (“IND”) with the FDA to lapse for strategic reasons. This will require us to obtain a new IND for Berubicin before beginning further clinical trials.

Beginning in 2017, we engaged several clinical and regulatory experts to assist us in the preparation of materials necessary to re-start the investigation of Berubicin. These individuals include:

•	Sandra Silberman, MD, PhD, our chief medical officer, is an attending physician in the Duke Hematology/Oncology Fellowship Program and an expert in both the treatment of Glioblastoma and the development of chemotherapeutic agents, Dr. Silberman served as Senior Director for Novartis Clinical Research, where she led the global development of Gleevec(TM), a highly innovative drug and the first targeted therapy for chronic myelogenous leukemia. Dr. Silberman joined Eisai Medical Research as Global Therapeutic Area Head in Oncology, where she led the advancement of five original compounds into clinical programs through Phase III development. She has numerous publications and is named on several patents in the cancer drug development field, including novel anti-tubulin agents for advanced solid tumors. She has authored more than 50 abstracts and peer-reviewed papers and is a named inventor on several patents in the cancer drug development field.

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•	Donald Picker, PhD, who provides services to us as a scientific advisory board member, is an organic chemist with over 4 decades of experience in drug research and development, much of it in the area of chemotherapeutic agents. Dr. Picker’s experience includes over a dozen senior level executive appointments with drug development companies large and small,

•	Sigmund Hsu, MD PhD, who provides services to us as a scientific advisory board member, assisted the principal investigator of the Phase 1 clinical trial of Berubicin, Dr. Charles Conrad, at MDACC. Dr. Hsu assisted with the analysis of clinical data from the trial, as well as the manuscript on the trial. Specifically, Dr. Hsu confirmed the analysis, especially the data concerning the responders, and completed and revised the manuscript. Dr. Hsu is fellowship trained and certified by the American Board of Psychiatry and Neurology, with extensive experience in the evaluation and treatment of neurological disorders in cancer patients. He specializes in primary brain tumors as well as brain and spinal cord metastases, cancer neurology and the treatment of chemotherapy neurotoxicity. Dr. Hsu has presented research at several national conferences, and his work has been published in numerous journals and textbooks. His most recent research has focused on novel therapies for recurrent primary CNS lymphoma, recurrent glioblastoma multiforme and intralumbar injections for cancer therapy, and he has several patents granted and pending for his treatments. We believe Dr. Hsu’s direct involvement with the data analysis of the Phase 1 clinical trial of Berubicin will be invaluable to the company as we plan and execute our Phase 2 clinical trial.

•	John Walling, PhD, who provides consulting services to us, is the former Vice President of Manufacturing Operations for Reata and the individual responsible for manufacturing Berubicin for Reata’s Phase 1 human clinical trial of the drug. Dr. Walling assists us in completing all manufacturing-related regulatory obligations required to begin clinical development for the Phase 2 clinical trial of Berubicin. At Reata, Dr. Walling’s responsibilities encompassed many aspects of the Berubicin project, including the overall direction of the development of the drug substance, the drug product formulation and manufacturing process and all associated analytical controls. Dr. Walling’s responsibilities also included oversight of all outsourced manufacturing and testing laboratories associated with Berubicin and for the CMC sections of the associated INDs and associated IND information amendments and Reata’s annual reports. We believe, Dr. Walling’s involvement with the Company in particular will provide us with a significant benefit as we move through the regulatory and manufacturing processes and will provide advantageous continuity with the Reata Berubicin development program.

Together, Drs. Silberman, Hsu, Picker, Walling and Priebe reviewed all clinical and manufacturing information on the history of Berubicin, including Reata’s records covering its Phase 1 human clinical trial. Based on this review we have prepared a draft development plan for Berubicin. This plan not only builds on the direct experience of Drs. Hsu and Walling with Berubicin as members of the Reata team which executed the Phase 1 human clinical trial, but also the combined over 100 years of experience of Drs. Priebe, Silberman and Picker in all elements of the drug development process from the pre-clinical discovery, development and testing of chemotherapeutic agents to their combined experience and success in the design and completion of human clinical trials of such agents, including multiple successful submissions for approval by the FDA. Drs. Silberman, Hsu, Picker, Walling and Priebe are also working in close collaboration with our licensee WPD on that company’s design and execution of the first ever trial of Berubicin in a pediatric population.

On May 1, 2019, we received a response to our Pre-IND Meeting Request for Berubicin for Injection for the Treatment of Glioblastoma Multiforme from the US Food and Drug Administration Division of Oncology Products 2 (DOP2), Center for Drug Evaluation and Research. In this response, the FDA indicated that the plan described by us to utilize our existing supply of Berubicin drug product for the proposed phase 2 clinical trial (Protocol No. CNS-201), and the dosage regimen which will be based on the Reata phase 1 trial, was reasonable. As of the date of this filing, we are continuing the process of preparing a new IND concordant with the guidance received in the FDA letter of May 1, 2019.

By way of history, Reata, with which we have a collaboration and asset purchase agreement, applied for and was subsequently granted Orphan Drug designation (“ODD”) from the FDA for Berubicin, then known as Reata RTA 744, for the treatment of malignant gliomas. Reata later requested the withdrawal of the ODD for RTA 744 following the termination of their investigation of the compound. While the ODD granted to Reata cannot be reactivated, we believe that there is a substantial likelihood that we could be granted ODD for Berubicin. If we apply for and are granted approval for orphan use of Berubicin, we may obtain market exclusivity of 7 years from the date of approval of a New Drug Application (“NDA”) in the United States. During that period FDA generally could not approve another product with the same active moiety for the same use. We also intend to apply for similar status in the European Union (“EU”) where market exclusivity extends to 10 years from the date of Marketing Authorization Application (“MAA”). At the same time, we plan to file additional patent applications that potentially might allow for further increase of the exclusive market protection for use of Berubicin.

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata. Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights, which we refer to as the Reata Data.

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On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee (the Company is currently operating with an extension period of the HPI License until December 28, 2019). We will meet the $7.0 million contingency upon the completion of this offering. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete, which will be upon the closing of this offering; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of a NDA for Berubicin; and (v) 200,000 shares of our common stock.

The U.S. patents for Berubicin that we have licensed from HPI have varying expiration dates and, when these patents expire, we may be subject to increased competition. We have three U.S. patents related to Berubicin which expire in March 2020. We intend to apply for orphan drug status with the FDA for the use of Berubicin for the treatment of malignant gliomas, and if we are successful, of which there is no assurance, we may obtain market exclusivity of up to 7 years from the date of approval of a NDA in the United States. During that period FDA generally could not approve another product with the same active pharmaceutical ingredient for the same indication. At the same time, we plan to file additional patent applications that potentially might allow for further increase of the exclusive market protection for use of Berubicin. However, we can provide no assurance that we will receive orphan drug status or that we will be able to file or receive additional patent protection. The failure to receive such orphan drug status or to obtain additional patent protection will reduce the barrier to entry for competition for Berubicin, which may adversely affect our operations.

On August 30, 2018 we entered into a sublicense agreement (the “WPD Sublicense”) with WPD Pharmaceuticals, a Polish corporation (“WPD”) partially owned by Dr. Priebe, the founder of the Company. Pursuant to the WPD Sublicense, more fully described below, WPD initiated a development project: “New approach to glioblastoma treatment addressing the critical unmet medical need” (the “WPD Project”). On January 31, 2019, WPD announced that it will receive funding for the WPD Project in the amount 22,033,066 PLN (approximately US $5,798,875) from the EU/Polish National Center for Research and Development under the Smart Growth Operational Program 2014-2020 (the “EU Grant”).

With the Reata Agreement and the HPI License, if we are able to raise $7.0 million, which we would meet upon the closing of this offering, combined with the recent grant of $5,798,875 awarded to our sub-licensee for the development of Berubicin under the EU Grant, we believe we will have the necessary funds to initiate a Phase 2 clinical trial in adults and expect that WPD will initiate Phase I clinical studies in pediatric brain tumors with our support.

The proceeds of this offering, along with the grant awarded to our partner WPD, will be used to conduct planned clinical studies. Provided we complete a successful Phase 2 clinical trial, our objective is to pursue an expedited approval process under the FDA Fast Track program. Fast track is a process designed to facilitate the development, and expedite the review of, drugs designed to treat serious conditions and fill an unmet medical need. The purpose of the Fast Track program is to get important new drugs to patients earlier. Fast Track addresses a broad range of serious conditions. We believe that our lead indication, glioblastoma, fits into this category and may qualify for this program.

We have obtained all rights and intellectual property necessary to develop Berubicin and as stated earlier, it is our plan to obtain additional intellectual property covering other technologies which, subject to the receipt of additional financing, may be developed into drugs for brain and other cancers.

In addition to the intellectual property covering Berubicin that we have in-licensed from HPI, and the Phase 1 clinical trial data we acquired from Reata, we have also acquired approximately 100 g of the Berubicin compound itself. While this material is 9 years old, preliminary purity testing and analysis on this material performed by an independent contractor on our behalf determined that it is over 99.9% pure. On March 6, 2019, we sent a meeting request letter to FDA. The purpose of the letter was to seek FDA’s concurrence that the proposed chemistry, manufacturing, and controls (CMC) plan for Berubicin for injection for the treatment of glioblastoma multiforme (GBM), as outlined in our letter, would meet the requirements for an initial IND filing and initiation of the proposed phase 2 clinical trial. On May 1, 2019, the FDA responded to our request with a letter indicating that our proposal to use a lyophilized drug product in the proposed Phase II clinical trial appears to be reasonable. The FDA also recommended that the existing supply of Berubicin be reprocessed by batch recrystallization, a step we intend to take prior to submission of our IND filing. We estimate that this material would cost approximately $3 million to reproduce today and thus its usability in future clinical trials represents a potential significant cost savings for us, as well as the potential elimination of the risk and time normally associated with manufacturing complex drugs such as Berubicin.

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With all of the intellectual property covering our lead compound secured by the Company, as well as our ownership of all data from the Reata Phase 1 human clinical trial of Berubicin, our team of experts including Drs. Silberman, Hsu, Picker, Walling and Priebe and their vast experience in the fields of oncology, drug development, chemistry and drug manufacturing, the prior investment in Berubicin in the form of Reata’s earlier clinical trial efforts, and the approximately $6 million grant obtained by our licensee WPD, we believe we are uniquely positioned to continue the investigation and development of Berubicin as a potential new treatment for glioblastoma, and to begin our potential acquisition of other novel technologies as well.

Risks Relating to Our Business

As a preclinical stage pharmaceutical company, our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•	we will require substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations;
•	we currently do not have regulatory approval for any drug candidates, in the United States or elsewhere, and although we plan to conduct clinical trials in the United States for Berubicin in the future, there is no assurance that we will be successful in our clinical trials or receive regulatory approval in a timely manner, or at all;

•	we currently do not carry product liability insurance covering any of our drug candidates and, although we intend to obtain product liability insurance for future clinical trial liability that we may incur, there can be no assurance that we will secure adequate coverage or that, even if we do so, any such coverage will be sufficient to prevent the exposure of our operations to significant potential liability in the future;

•	the three patents we have licensed from HPI expire in the United States in March 2020 and may not be valid or enforceable and may not protect us against competitors who challenge those licensed patents, obtain their own patents that may have an adverse effect on our ability to conduct business, or are able to otherwise circumvent our patents. Additionally, our products and technologies are complex and one patent may not be sufficient to protect our products where a series of patents may be needed. Further, we may not have the necessary financial resources to enforce or defend our patents or patent applications. In addition, any patent applications we may have made or may make relating to inventions for our actual or potential products and technologies may not result in patents being issued or may result in patents that provide insufficient or incomplete coverage for our inventions;

•	third parties may claim that the manufacture, use or sale of our technologies infringes their intellectual property rights. As with any litigation where such claims may be asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in the patent office or the courts. If these are not resolved favorably, we may not be able to continue to develop and commercialize our drug candidates. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. If we are found liable for infringement or are not able to have these patents declared invalid or unenforceable, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or technologies by patents of others. We may not have identified, or be able to identify in the future, U.S. or foreign patents that pose a risk of potential infringement claims;

•	we have completed related party transactions that were not conducted on an arm’s length basis. We acquired our license rights from HPI, and Dr. Waldemar Priebe, our founder and largest shareholder, controls HPI. Since this transaction was not conducted on an arm’s length basis, it is possible that the terms were less favorable to us than in an arm’s length transaction;

•	our chief medical officer and our chief financial officer are currently working for us on a part time basis. Our chief executive officer and chief medical officer, also provide services for other companies in our industry and such other positions may create conflicts of interest for such officers in the future;

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•	we have never been profitable, have not generated significant revenue to date and we expect to incur significant additional losses to fund our clinical trials;

•	the pharmaceutical industry is subject to significant regulation and oversight in the U.S., in addition to approval of products for sale and marketing;

•	our short-to-medium term prospects depend largely on our ability to develop and commercialize one drug candidate, Berubicin, and our ability to generate revenues in the future will depend heavily on the successful development and commercialization of Berubicin;

•	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for any drug candidates;

•	we have never commercialized any of our drug candidates, including Berubicin, and, even if approved, our drug candidates may not be accepted by healthcare providers or healthcare payors; and

•	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (JOBS Act), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.07 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Company Information

Our principal executive offices are located at 2100 West Loop South, Suite 900, Houston, TX 77027. Our website address is www.cnspharma.com. The information on or accessible through our website is not part of this prospectus.

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The Offering

Common stock we are offering	2,125,000 shares
Common stock outstanding immediately before this offering	13,587,004 shares
Common stock outstanding immediately after this offering	15,712,004 shares
Offering price	$ per share
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $8.5 million, or approximately $9.9 million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering primarily to fund development costs for Berubicin and for working capital. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Lock-up	We have agreed, subject to certain exceptions and without the approval of the representative of the underwriters, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of six months following the closing of the offering of the shares. Our directors, executive officers, and shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of between 3-15 months following the closing of the offering of the shares. See “Underwriting” for more information.
Underwriters’ warrants	Upon the closing of this offering, we have agreed to issue to The Benchmark Company, LLC, as representative of the underwriters, warrants exercisable for a period of five years from the effective date of this registration statement entitling the representative to purchase 7% of the number of shares of common stock sold in this Offering, at an exercise price equal to the offering price. The warrants shall not be exercisable for a period of 180 days from the date of effectiveness of the registration statement. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”
Proposed listing symbol	We have applied to have our ordinary shares listed on the NASDAQ Capital Market under the symbol “CNSP.”

The number of shares of common stock to be outstanding after this offering is based on 13,587,004 shares outstanding as of August 20, 2019, and does not give effect to:

•	3,837,881 shares of common stock underlying outstanding warrants at a weighted average exercise price of $3.99 per share;

•	200,000 shares of common stock underlying outstanding convertible debt at a conversion price of $1.50 per share (the convertible debt has matured and to the extent the holder determines not to extend the maturity date of the debt, we will repay the debt prior to the commencement of this offering and no shares of common stock will be issued to the holder);

•	1,564,500 shares of common stock underlying outstanding options with a weighted average exercise price of $1.53 per share, which options vest over a three to four-year period;

•	435,500 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2017 Stock Plan;

•	148,750 shares underlying the warrant to be issued to the underwriter in this offering at an exercise price equal to the offering price set forth on the cover of this prospectus; and

•	169,611 shares issuable to SAFE security holders at a conversion price of $3.78 per share (84% of the assumed offering price of $4.50, the midpoint of the range set forth on the cover page of this prospectus).

Except as otherwise indicated, all information in this prospectus reflects and assumes no exercise by the underwriters of their overallotment option to purchase additional shares of common stock from us.

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Summary Financial Data

The following tables set forth a summary of our audited financial data for the year ended December 31, 2018 and for the period from our inception on July 27, 2017 to December 31, 2017, and our unaudited financial data for the six month periods ended June 30, 2019 and June 30, 2018. We have derived these data from our financial statements appearing elsewhere in this prospectus. You should read this data together with our financial statements and related notes appearing elsewhere in this prospectus and the sections in this prospectus entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not necessarily indicative of our future results.

Statements of Operations Data	Six months ended June 30, 2019	Six months ended June 30, 2018	Year ended December 31, 2018	From July 27, 2017 (Inception) to December 31, 2017

Revenue	$–	$–	$–	$–
Research and development expense	91,037	16,667	21,267	32,638
General and administrative expense	519,115	486,632	860,520	182,467
Other expense	33,056	63,883	6,510,112	4,257
Net loss	$(643,208)	$(567,182)	$(7,391,899)	$(219,362)

Net loss per common share	$(0.05)	$(0.05)	$(0.70)	$(0.02)

	As of June 30, 2019
	Actual	As adjusted – private placement (1)	As adjusted – IPO (2)(3)
Balance Sheet Data

Cash and cash equivalents	$911,928	$1,011,928	$9,534,428
Total assets	1,641,905	1,741,905	10,264,405
Working capital (deficit)	338,494	438,494	9,724,243
Accumulated deficit	(8,254,469)	(8,254,469)	(8,254,469)
Total stockholders’ equity (deficit)	377,704	477,704	9,763,453

(1) The as adjusted – private placement column reflects the net proceeds from the issuance of 50,000 shares of common stock in a private placement subscribed to in June 2019 which was completed in July 2019 at a purchase price of $2.00 per share. The Company sold 767,500 shares in this offering prior to June 30, 2019.

(2) The as adjusted – IPO column reflects: (i) the net proceeds from the issuance of 50,000 shares of common stock in a private placement completed in July 2019 at a purchase price of $2.00 per share; (ii) 169,611 shares issuable to our SAFE security holders contemporaneously with the closing of this offering; and (iii) the receipt of the net proceeds from the sale of shares of our common stock by us in this offering at an assumed public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3) A $1.00 increase (decrease) in the assumed public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, and total stockholders’ equity by approximately $2.125 million, assuming the number of shares offered by us as stated on the cover page of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, and total stockholders’ equity by $0.45 million, assuming that the assumed public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business and Industry

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We intend to use the proceeds from this offering to, among other uses, advance Berubicin through clinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Berubicin. If the FDA requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential approval of Berubicin would likely be delayed. Further, there can be no assurance that the costs we will need to incur to obtain regulatory approval of Berubicin will not increase.

We will continue to require substantial additional capital to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual amount of funding we will require to complete research and development and commercialize our products under development.

If we complete this offering, we estimate that we will require additional financing of approximately $7.0 million to complete the Phase 2 trial for Berubicin plus such additional working capital to fund our operations during the pendency of the trial. The timing and costs of clinical trials are difficult to predict and as such the foregoing estimates may prove to be inaccurate. We have no commitments for such additional needed financing, and will likely be required to raise such financing through the sale of additional equity securities, which may occur at prices lower than the offering price of our common stock in this offering.

The amount and timing of our future funding requirements will depend on many factors, including but not limited to:

•	whether our plan for clinical trials will be completed on a timely basis;

•	whether we are successful in obtaining an accelerated approval pathway with the FDA related to Berubicin;

•	the progress, costs, results of and timing of our clinical trials for Berubicin;

•	the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;

•	the costs associated with securing and establishing commercialization and manufacturing capabilities;

•	market acceptance of our product candidates;

•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

•	our ability to maintain, expand and enforce the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

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•	our need and ability to hire additional management and scientific and medical personnel;

•	the effect of competing drug candidates and new product approvals;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

We have in the past completed related party transactions that were not conducted on an arm’s length basis.

We acquired the patent rights to Berubicin pursuant to a license agreement with Houston Pharmaceuticals, Inc., a company affiliated with our largest shareholder. Due to the relationship between our Company and Houston Pharmaceuticals, Inc., the negotiation of the license agreement was not conducted on an arm’s length basis. As such, it is possible that the terms were less favorable to us than in a transaction negotiated in an arm’s length transaction.

We have never been profitable, we have no products approved for commercial sale, and we have not generated any revenue from product sales. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability. Therefore, we may not be able to continue as a going concern.

We have never been profitable and do not expect to be profitable in the foreseeable future. We have not yet submitted any drug candidates for approval by regulatory authorities in the United States or elsewhere. Our ability to continue as a going concern is dependent upon our generating cash flow from sales that are sufficient to fund operations or finding adequate financing to support our operations. To date, we have had no revenues and have relied on equity-based financing from the sale of securities in private placements and the issuance of convertible notes. The continuation of the Company as a going concern is dependent upon our ability to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2019 the Company has incurred an accumulated deficit of $8,254,469 since inception and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of June 30, 2019 is sufficient to fund its planned operations into but not beyond one year from the date of the filing of this prospectus. These factors raise substantial doubt regarding our ability to continue as a going concern.

To date, we have devoted most of our financial resources to corporate overhead and marketing of our securities. We have not generated any revenues from product sales. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for Berubicin, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our continuing product development efforts. We anticipate that any such losses could be significant for the next several years. If Berubicin or any of our other drug candidates fail in clinical trials or do not gain regulatory approval, or if our drug candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

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Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our drug candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We have no operating history and we expect a number of factors to cause our operating results to fluctuate on an annual basis, which may make it difficult to predict our future performance.

We are a preclinical pharmaceutical company with no operating history. Our operations to date have been limited to acquiring our technology portfolio. We have not yet commenced any clinical trials or obtained any regulatory approvals for any of our drug candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our operating results are expected to significantly fluctuate from quarter to quarter or year to year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

•	any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA for Berubicin;

•	delays in the commencement, enrollment and timing of clinical trials;

•	difficulties in identifying patients suffering from our target indications;

•	the success of our clinical trials through all phases of clinical development;

•	potential side effects of our product candidate that could delay or prevent approval or cause an approved drug to be taken off the market;

•	our ability to obtain additional funding to develop drug candidates;

•	our ability to identify and develop additional drug candidates beyond Berubicin;

•	competition from existing products or new products that continue to emerge;

•	our ability to adhere to clinical trial requirements directly or with third parties such as contract research organizations (CROs);

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability to defend against any challenges to our intellectual property including, claims of patent infringement;

•	our ability to enforce our intellectual property rights against potential competitors;

•	our ability to secure additional intellectual property protection for our developing drug candidates and associated technologies;

•	our ability to attract and retain key personnel to manage our business effectively; and

•	potential product liability claims.

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These factors are our best estimates of possible factors, but cannot be considered a complete recitation of possible factors that could affect the Company. Accordingly, the results of any historical quarterly or annual periods should not be relied upon as indications of future operating performance.

We cannot be certain that Berubicin will receive regulatory approval, and without regulatory approval we will not be able to market Berubicin.

Our business currently depends largely on the successful development and commercialization of Berubicin. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of Berubicin for the treatment of glioblastoma.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA. We have not submitted any marketing applications for any of our product candidates.

NDAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators in other jurisdictions have their own procedures for approval of product candidates. Even if a product is approved, the FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply with prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.

If we are unable to obtain approval from the FDA, or other regulatory agencies, for Berubicin and our other product candidates, or if, subsequent to approval, we are unable to successfully commercialize Berubicin or our other product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations, likely resulting in the total loss of principal for our investors.

Any statements in this filing indicating that Berubicin has demonstrated preliminary evidence of efficacy are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of Berubicin and do not indicate that Berubicin will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that Berubicin is effective for purposes of granting marketing approval.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for Berubicin and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. We do not know whether any future trials or studies of our other product candidates will begin on time or will be completed on schedule, if at all. The start or end of a clinical study is often delayed or halted due to changing regulatory requirements, manufacturing challenges, including delays or shortages in available drug product, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparative drug or required prior therapy, clinical outcomes or financial constraints. For instance, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. The rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, that include the age and condition of the patients and the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites and the availability of effective treatments and/or availability of investigational treatment options for the relevant disease.

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A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time for various reasons, including, but not limited to, a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects, or other adverse initial experiences or findings. We may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including, but not limited to:

•	inability to obtain sufficient funds required for a clinical trial;

•	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	serious and unexpected drug-related side effects experienced by subjects in our clinical trials or by individuals using drugs similar to our product candidates;

•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	difficulty in enrolling research subjects in clinical trials including the inability to enroll any subjects at all;

•	high dropout rates and high fail rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	poor effectiveness of our product candidates during clinical trials; or

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site or vendor.

We have never conducted a clinical trial or submitted an IND or an NDA before, and any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and our collaborators or we may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

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If Berubicin is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be materially and possibly irreparably harmed.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market any products. If we are unable to bring Berubicin to market, or to acquire other products that are on the market or can be developed, our ability to create long-term stockholder value will be limited.

Our product candidates may have undesirable side effects that may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Unforeseen side effects from any of our product candidates could arise either during clinical development or, if Berubicin is approved, after the approved product has been marketed. The range and potential severity of possible side effects from therapies such as Berubicin are significant. If Berubicin causes undesirable or unacceptable side effects in the future, this could interrupt, delay or halt clinical trials and result in the failure to obtain or suspension or termination of marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities only with restrictive label warnings.

If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

•	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	we may be subject to limitations on how we may promote the product;

•	sales of the product may decrease significantly;

•	regulatory authorities may require us to take our approved product off the market;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

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If the FDA does not find the manufacturing facilities of our future contract manufacturers acceptable for commercial production, we may not be able to commercialize any of our product candidates.

We do not have any manufacturing capabilities and we do not intend to manufacture the pharmaceutical products that we plan to sell. We intend to utilize contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of drug product for our trials of Berubicin that we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for supplies of Berubicin or any of our other product candidates and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize Berubicin if it is approved. Additionally, the facilities used by any contract manufacturer to manufacture Berubicin or any of our other product candidates must be the subject of a satisfactory inspection before the FDA approves the product candidate manufactured at that facility. We will be completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and the FDA’s current good manufacturing practice standards, or cGMP, and other requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates, including:

•	the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;

•	the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

•	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products.

We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into third-party sales and marketing arrangements, the problems with which could materially harm our business at any time.

We have no sales, marketing or distribution experience. To develop sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will need to be committed prior to any confirmation that Berubicin or any of our other product candidates will be approved by the FDA. For product candidates where we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including that we or our third-party sales collaborators may not be able to build and maintain an effective marketing or sales force. If we use third parties to market and sell our products, we may have limited or no control over their sales, marketing and distribution activities on which our future revenues may depend.

We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may seek to enter into collaborations with companies that have more experience. Additionally, if any of our product candidates receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to enter into arrangements on acceptable terms, if at all, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.

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One or more of our collaboration partners may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may contain provisions that are not favorable to us, or the favorability of which is dependent on conditions that are out of our control or unknowable at the time of execution. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them. As a result, we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition could be materially and adversely affected.

Our success depends greatly on the success of Berubicin’s development for the treatment of glioblastoma, and our pipeline of product candidates beyond this lead indication is extremely early stage and limited.

Other than Berubicin, we do not have any other drug candidates in our portfolio. As such, we are dependent on the success of Berubicin in the near term. We cannot provide you any assurance that we will be able to successfully advance Berubicin through the development process.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that we are targeting before we do or may develop drugs that are deemed to be more effective or gain greater market acceptance than ours. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than any of our product candidates that we are currently developing or that we may develop, which could render our products obsolete or noncompetitive.

If our competitors market products that are more effective, safer or less expensive or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, because of our limited resources, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

Our licensed U.S. patents expire in 2020 and the expiration of our patents may subject us to increased competition.

The U.S. patents for Berubicin that we have licensed from HPI have varying expiration dates and, when these patents expire, we may be subject to increased competition. We have three U.S. patents related to Berubicin which expire in March 2020. We intend to apply for orphan drug status with the FDA for the use of Berubicin for the treatment of malignant gliomas, and if we are successful, of which there is no assurance, we may obtain market exclusivity of up to 7 years from the date of approval of a NDA in the United States. During that period FDA generally could not approve another product with the same active pharmaceutical ingredient for the same indication. At the same time, we plan to file additional patent applications that potentially might allow for further increase of the exclusive market protection for use of Berubicin. However, we can provide no assurance that we will receive orphan drug status or that we will be able to file or receive additional patent protection. The failure to receive such orphan drug status or to obtain additional patent protection will reduce the barrier to entry for competition for Berubicin, which may adversely affect our operations.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may from time to time seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property. If we choose to enforce our patent rights against a party, then that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. Additionally, the validity of our patents and the patents we have licensed may be challenged if a petition for post grant proceedings such as interpartes review and post grant review is filed within the statutorily applicable time with the U.S. Patent and Trademark Office (USPTO). These lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our intellectual property rights. In addition, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license.

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We may be subject to claims that our employees and contractors have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We will need to expand our operations and increase the size of our Company, and we may experience difficulties in managing growth.

We currently have one full-time and 2 part-time employees. We also have 2 officers serving as part-time contractors. As we advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we may need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital.

We are highly dependent on the development, regulatory, commercialization and business development expertise of our management team, key employees and consultants. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.

In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into noncompete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

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Our chief medical officer, chief science officer and our chief financial officer are currently working for us on a part-time basis. Our chief executive officer, chief medical officer and chief science officer, also provide services for other companies in our industry and such other positions may create conflicts of interest for such officers in the future.

Our key employees are currently part-time and/or provide services for other biotechnology development efforts, including companies, with respect to our chief executive officer and chief medical officer, which are developing anti-cancer drug candidates. Specifically, John M. Climaco, our chairman and chief executive officer, is also serving as a director for Moleculin Biotech, Inc., a company also actively developing anticancer drugs. Matthew Lourie, our chief financial officer, is currently also providing consulting services related to financial reporting to other public and private entities. Sandra Silberman, our chief medical officer, is also the chief medical officer for New Products at Moleculin, as well as a consultant for Trovagene, Inc. Donald Picker, our chief science officer, is the chief scientific officer at Moleculin.

As we progress, if the full-time services of a CFO are required and the current officer cannot provide that level of commitment, we will need to identify a suitable CFO who can dedicate such time to our Company. We can provide no assurance that we will be able to successfully identify and retain a qualified candidate for this position.

In addition to our officers’ part-time status, since Mr. Climaco, Dr. Silberman and Dr. Picker are associated with other companies that are developing anti-cancer drug candidates, they may encounter conflicts of interest in the future. Although we do not believe that the drug candidates we are currently pursuing compete with the types of drug candidates being pursued by the other companies Mr. Climaco, Dr. Silberman and Dr. Picker are associated with, there is no assurance that such conflicts will not arise in the future.

We do not expect that our insurance policies will cover all of our business exposures thus leaving us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. In particular, we do not carry product liability insurance covering any clinical trials liability that we may incur. Although we intend to obtain such insurance before we commence any clinical trials, there can be no assurance that we will secure adequate insurance coverage or that any such insurance coverage will be sufficient to protect our operations to significant potential liability in the future. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Although dependent on certain key personnel, we do not have any key man life insurance policies on any such people.

We are dependent on John M. Climaco, Sandra Silberman, Donald Picker and Matthew Lourie in order to conduct our operations and execute our business plan, however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, if any of John M. Climaco, Sandra Silberman, Donald Picker or Matthew Lourie die or become disabled, we will not receive any compensation to assist with such person’ s absence. The loss of such person could negatively affect us and our operations.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to Our Common Stock and this Offering

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this offering, the existing holdings of our executive officers, directors, major stockholders and their affiliates, will be, in the aggregate, approximately 62% of our outstanding common stock. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

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These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our Company; (2) impeding a merger, consolidation, takeover or other business combination involving our Company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to fund development costs for Berubicin and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We will incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

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Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $3.89 per share, based on an initial public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Prior to this offering commencing, our articles of incorporation will be amended to authorize us to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of this offering;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

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•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

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Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our clinical trials through all phases of clinical development;

•	compliance with obligations under intellectual property licenses with third parties;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our product candidates;

•	market acceptance of our product candidates;

•	competition from existing products or new products that may emerge;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

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•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

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Use of Proceeds

We estimate that we will receive net proceeds from the sale of common stock of approximately $8.5 million (or approximately $9.9 million if the underwriters’ option to purchase additional common stock from us is exercised in full), based upon an assumed initial public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds for (i) the commencement of our Phase 2 trial for Berubicin; (ii) other research and development; and (iii) working capital.

If we complete this offering, we estimate that we will require additional financing of approximately $7.0 million to complete the Phase 2 trial plus such additional working capital to fund our operations during the pendency of the trial. The timing and costs of clinical trials are difficult to predict and as such the foregoing estimates may prove to be inaccurate. We have no commitments for such additional needed financing, and will likely be required to raise such financing through the sale of additional equity securities, which may occur at prices lower than the offering price of our common stock in this offering.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

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Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

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Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019 on:

•	an actual basis;

•	a pro forma as adjusted - private placement basis after giving effect to the sale of 50,000 shares of common stock in a private placement subscribed to in June 2019 which was completed in July 2019 for net proceeds of $100,000; and

•	a pro forma as adjusted – IPO basis after giving effect to: (1) the sale of 2,125,000 shares of our common stock in this offering at a public offering price of $4.50 (the midpoint of the range set forth on the cover page of this prospectus), and our receipt of the estimated $8.5 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us, (2) the sale of 50,000 shares of common stock in a private placement completed in July 2019 for gross proceeds of $100,000; and (3) 169,611 shares issuable to our SAFE security holders contemporaneously with the closing of this offering.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	At June 30, 2019
	Actual	Pro Forma – private placement	Pro Forma - IPO
Cash and cash equivalents	$911,928	$1,011,928	$9,534,428
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 authorized, no shares issued and outstanding	–	–	–
Common stock, $0.001 par value: 75,000,000 shares authorized, actual and pro forma; 13,537,004 shares issued and outstanding, actual; 13,587,004 shares issued and outstanding, pro forma – private placement; and 15,881,615 shares issued and outstanding, pro forma - IPO	13,537	13,587	15,882
Additional paid-in capital	8,618,636	8,718,586	18,002,040
Accumulated deficit	(8,254,469)	(8,254,469)	(8,254,469)
Total stockholders’ equity (deficit)	377,704	477,704	9,763,453
Total capitalization	$377,704	$477,704	$9,763,453

The number of shares of common stock to be outstanding after this offering is based on 13,537,004 shares outstanding as of June 30, 2019, and, except as set forth above, does not give effect to:

•	3,837,881 shares of common stock underlying outstanding warrants at a weighted average exercise price of $3.99 per share;

•	200,000 shares of common stock underlying outstanding convertible debt at a conversion price of $1.50 per share (the convertible debt has matured and to the extent the holder determines not to extend the maturity date of the debt, we will repay the debt prior to the commencement of this offering and no shares of common stock will be issued to the holder);

•	1,564,500 shares of common stock underlying outstanding options with a weighted average exercise price of $1.53 per share, which options vest over a three to four year period;

•	435,500 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2017 Stock Plan; and

•	148,750 shares underlying the warrant to be issued to the underwriter in this offering at an exercise price equal to the offering price set forth on the cover of this prospectus.

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Dilution

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of June 30, 2019, our net tangible book value was $0.3 million, or $0.03 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock. On a pro forma basis assuming the sale of 50,000 shares of common stock in a private placement completed in July 2019 for net proceeds of $0.1 million, our pro forma net tangible book value per share would have been $0.03 per share.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of shares of common stock in this offering at the offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to June 30, 2019 (other than the conversion of the SAFE securities and the completion of our July 2019 private placement as described in the preceding paragraph), our pro forma net tangible book value would have been $0.61 per share. This represents an immediate increase in pro forma net tangible book value of $0.58 per share to our existing stockholders and immediate dilution of $3.89 per share to new investors purchasing shares at the proposed public offering price. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of June 30, 2019:

Assumed initial public offering price per share	$4.50
Pro forma net tangible book value per share at June 30, 2019	$0.03
Increase in pro forma net tangible book value per share to the existing stockholders attributable to this offering	$0.58
Adjusted pro forma net tangible book value per share after this offering	$0.61
Dilution in net tangible book value per share to new investors	$3.89

The following tables set forth, as of June 30, 2019, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this offering (1)	13,756,615	86.6%	$2,840,883	22.9%	$0.21
Investors purchasing shares in this offering	2,125,000	13.4%	$9,562,500	77.1%	$4.50

Total	15,881,615	100%	$12,403,383	100%	$0.78

(1)       Includes (i) the holders of our SAFE securities, which will convert into 169,611 shares of common stock at a conversion price of $3.78 per share (84% of the assumed offering price of $4.50, the midpoint of the range set forth on the cover page of this prospectus) contemporaneously with the closing of this offering, and (ii) the 50,000 shares of common stock we sold in a private placement subscribed to in June 2019 which was completed in July 2019 for gross proceeds of $100,000.

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The number of shares of common stock to be outstanding after this offering is based on 13,587,004 shares outstanding as of August 20, 2019, and, except as set forth above, does not give effect to:

•	3,837,881 shares of common stock underlying outstanding warrants at a weighted average exercise price of $3.99 per share;

•	200,000 shares of common stock underlying outstanding convertible debt at a conversion price of $1.50 per share (the convertible debt has matured and to the extent the holder determines not to extend the maturity date of the debt, we will repay the debt prior to the commencement of this offering and no shares of common stock will be issued to the holder);

•	1,564,500 shares of common stock underlying outstanding options with a weighted average exercise price of $1.53 per share, which options vest over a three to four year period;

•	435,500 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2017 Stock Plan; and

•	148,750 shares underlying the warrant to be issued to the underwriter in this offering at an exercise price equal to the offering price set forth on the cover of this prospectus.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto included in this prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

We are a preclinical stage pharmaceutical company organized as a Nevada corporation on July 27, 2017 to focus on the development of anticancer drug candidates for the treatment of brain and central nervous system tumors, which drug candidates are based on a license agreement with HPI, and a collaboration and asset purchase agreement with Reata.

Plan of Operations

Our plan of operations is primarily focused on using the proceeds from this offering to complete a Phase 2 clinical trial for Berubicin. If we complete this offering, we estimate that we will require additional financing of approximately $7.0 million to complete the trial plus such additional working capital to fund our operations during the pendency of the trial. The timing and costs of clinical trials are difficult to predict and as such the foregoing estimates may prove to be inaccurate.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

We recognize that following the completion of this offering, we will need to raise additional capital in order to meet our obligations and execute our business plan within the next two years. If we are unable to raise sufficient funds through this offering, we will be required to develop and implement an alternative plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Recent Business Developments

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata. Through this agreement, we purchased all of Reata’s rights, title, interest and previously conducted research and development results in the chemical compound commonly known as Berubicin. In exchange for these rights, we agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from our first commercial sale of Berubicin plus $10,000. Reata also agreed to use commercially reasonable efforts, at the Company’s expense, to provide development assistance related to the product and/or product intellectual property.

On December 28, 2017, we entered into an Amended and Restated Patent License Agreement with HPI. HPI is owned by Dr. Priebe whom controls a majority of our shares. Pursuant to this Agreement, we obtained a worldwide, exclusive license to the chemical compound commonly known as WP744. In exchange for these rights, we agreed to pay consideration to HPI as follows: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of a New Drug Application (“NDA”) for Berubicin; and (v) 200,000 shares of our common stock. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million and expire on December 28, 2019.

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On August 30, 2018 we entered into a sublicense agreement (the “WPD Sublicense”) with WPD Pharmaceuticals, a Polish corporation (“WPD”) partially owned and controlled by Dr. Waldemar Priebe, the founder of the Company. Pursuant to the WPD Sublicense, we granted to WPD a sublicense to research and develop, including submission of grant proposals and independent funding, apply for centralized, national or other marketing authorization, manufacture, have manufacture, use, export/import, offer to sell and/or sell Berubicin in a limited territory comprised mainly of Eastern European and Central Asian countries. In exchange for this sublicense, we obtained a commitment from WPD to expend at least $2.0 million on the development, testing, regulatory approval or commercialization of Berubicin during the three year period immediately following the effective date of the Agreement. In addition, we will be entitled to a 1% royalty on all commercial sales by WPD of the licensed products in the licensed territory.

On January 31, 2019, WPD announced that it will receive founding in the amount 22,033,066 PLN (approximately US $5,798,875) for the new drug development as a part of the project “New approach to glioblastoma treatment addressing the critical unmet medical need”. This announcement follows the recommendation by the Polish National Center for Research and Development of a list of projects for co-financing by the European Union, under the Smart Growth Operational Program 2014-2020, Sectoral Programme InnoNeuroPharm, Priority Axis I: Support R&D carried out by enterprises, Measure 1.2 Sectorial programs R&D, which list included WPD’s project “New Approach to Glioblastoma Treatment Addressing the Critical Unmet Medical Need,” (the “WPD Project”) undertaken pursuant to the WPD Sublicense. The main goal of the WPD Project is to implement the first in the world multicenter pediatric phase I clinical trial to determine maximum tolerated dose (MTD) and phase IB and II clinical trials in adults, in order to attempt to confirm the efficacy of Berubicin. The WPD Project will also include preclinical tests to determine the prospective use of Berubicin with temozolomide and with other compounds developing by the WPD as a candidates for anticancer drugs.

The WPD Project includes the implementation of the following stages of R&D:

1.	Scientific Advice Procedure implementation; Regulatory documentation for “First in Children” and phase Ib and II clinical trial in adults preparation;

2.	IP Manufacturing according to GMP;

3.	In vitro studies on anticancer activity of Berubicin in combination with TMZ and other WPD molecules;

4.	“First in children” and Phase Ib in adults clinical trials conducting;

5.	Phase II in adults clinical trial conducting.

On August 31, 2018, we entered into a sublicense agreement (the “ALI Sublicense”) with Animal LifeSciences, LLC. (“ALI”), a limited liability company partially owned and controlled by Dr. Waldemar Priebe, the founder of the Company. Pursuant to the ALI Sublicense, we granted to ALI a sublicense to research and develop, including submission of grant proposals and independent funding, apply for centralized, national or other marketing authorization, manufacture, have manufacture, use, export/import, offer to sell and/or sell Berubicin for the treatment of cancers in non-human animals throughout the world. In exchange for this sublicense, we received 1.52% of the membership interests in ALI, as well as a royalty of 1% on all sales of the licensed products by ALI.

On March 6, 2019, we submitted a Pre-IND Meeting Request for Berubicin for Injection for the Treatment of Glioblastoma Multiforme to the US Food and Drug Administration Division of Oncology Products 2 (DOP2), Center for Drug Evaluation and Research. In this letter we outline the past development history of Berubicin and our rationale for the continued investigation of the compound and certain questions, the answers to which will provide us with FDA guidance for our development plans. Among the questions we posed to the FDA are those related to obtaining permission to utilize the approximately 100g supply of Berubicin we acquired from Reata in our planned Phase 2 clinical trial. We have performed preliminary purity testing and analysis on this material and have verified that it is 99.9% pure. On May 1, 2019, the FDA responded to our request with a letter indicating that our proposal to use a lyophilized drug product in the proposed Phase II clinical trial appears to be reasonable. The FDA also recommended that the existing supply of Berubicin be reprocessed by batch recrystallization, a step we intend to take prior to submission of our IND filing. We estimate that this material would cost approximately $3 million to reproduce today and thus its usability in future clinical trials represents a potential significant cost savings for us, as well as the potential elimination of the risk and time normally associated with manufacturing complex drugs such as Berubicin.

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Results of Operations

Three months ending June 30, 2019 compared to three months ending June 30, 2018

General and Administrative Expense

General and administrative expense was $372,332 for the three months ended June 30, 2019 compared to $196,116 for 2018.

The increase in general and administrative expense was mainly attributable to an increase of approximately $110,000 for stock based compensation and approximately $102,000 related to the write off of previously capitalized deferred issuance cost. These increases were offset by decreased in professional and regulatory fees of approximately $29,000.

Research and Development Expense

Research and development expense was $42,730 for the three months ending June 30, 2019, compared to $482 for 2018. The expenses incurred during the period were related to patent maintenance cost and contract labor related to the preparation of our Phase II study. We expect to incur increased research and development costs in the future as our product development activities expand.

Interest Expense

Interest expense of $7,480 and $4,353 for the three months ending June 30, 2019 and 2018, respectively, included expense accrued on our notes payable and convertible notes payable issued in 2017 bearing interest at the rate of 10% per annum.

Net Loss

The net loss for the three months ended June 30, 2019 was $431,707 compared to $257,483 for 2018.

Six months ending June 30, 2019 compared to six months ending June 30, 2018

General and Administrative Expense

General and administrative expense was $519,115 for the six months ended June 30, 2019 compared to $486,632 for 2018.

The increase in general and administrative expense, was mainly attributable to an increase of approximately $148,000 for stock based compensation, approximately $30,000 for investor relations services and approximately $102,000 related to the write off of previously capitalized deferred issuance cost. These increases were offset by decreased professional and regulatory fees of approximately $57,000 and approximately $204,000 in advertising cost associated with our Regulation CF fundraising campaign.

Research and Development Expense

Research and development expense was $91,037 for the six months ending June 30, 2019 compared to $16,667 for 2018. The expenses incurred during the period were related to patent maintenance cost and contract labor related to the preparation of our Phase II study. We expect to incur increased research and development costs in the future as our product development activities expand.

Interest Expense

Interest expense of $14,974 and $7,351 for the six months ended June 30, 2019 and 2018, respectively, included expense accrued on our notes payable and convertible notes payable issued in 2017 bearing interest at the rate of 10% per annum.

Net Loss

The net loss for the six months ended June 30, 2019 was $643,208 compared to $567,182 for 2018.

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Year Ended December 31, 2018 compared to the Period from July 27, 2017 (inception) through December 31, 2017

We were formed on July 27, 2017; therefore, the financial information for 2017 is from July 27, 2017 (inception) through December 31, 2017.

General and Administrative Expense

General and administrative expense was $860,520 for the year ended December 31, 2018 compared to $182,467 for the period from July 27, 2017 (inception) to December 31, 2017.

The expense was mainly attributable to compensation of approximately $375,000 related to our various officers and new employees, of which approximately $103,000 was paid in common stock. We also incurred approximately $237,000 of advertising expenses related to our Regulation CF fundraising campaign hosted at www.Republic.co, $124,000 of legal expenses and $50,000 of audit and accounting fees.

Research and Development Expense

Research and development expense was $21,267 for the year ended December 31, 2018 compared to $32,638 for the period from July 27, 2017 (inception) to December 31, 2017. The expenses incurred in both periods were related to patent maintenance cost. We expect to incur increased research and development costs in the future as our product development activities expand.

Interest and Other Expenses

The Company recognized a loss on settlement of its convertible debt in the amount of $6,286,841 during the year ended December 31, 2018 representing the fair value of the common stock and warrants issued extinguish convertible notes payable and accrued interest.

Interest expense was $28,615 for the year ended December 31, 2018, compared to $4,257 for the period from July 27, 2017 (inception) to December 31, 2017, related to interest accrued on our notes payable and convertible notes payable issued in 2018 and 2017 bearing interest at the rate of 10% per annum.

The Company amortized debt discount of $18,082 during the year ended December 31, 2018. The debt discount was comprised of $7,582 for the warrants on a convertible note issued in June 2018, and $10,500 of placement agent fees.

During the year ended December 31, 2018, the Company incurred a total of $41,883 of commission and other fees on the SAFE agreement which were settled out of the proceeds. The Company recorded a loss on change in fair value of SAFE agreements of $122,120 during the year ended December 31, 2018. In addition, the Company recorded a commission of $12,571 as an increase to the SAFE agreement liability.

Net Loss

Net loss for the year ended December 31, 2018 was $7,391,899 compared to $219,362 for the period from July 27, 2017 (inception) to December 31, 2017.

Liquidity and Capital Resources

On June 30, 2019, we had cash of $911,928 and we had a working capital of $338,494. On December 31, 2018, we had cash of $282,736 and a working capital deficit of $825,008. We have historically funded our operations from proceeds from debt and equity sales.

Cash used in operating activities

Net cash used in operating activities was $716,385 for the year ended December 31, 2018 and $699,573 for the six months ended June 30, 2019 and mainly included payments made for officer compensation, marketing and professional fees to our consultants, attorneys and accountants for services related to completion of our audit and preparation of our public offering filings.

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Cash provided by financing activities

Net cash provided by financing activities was $1,334,144 for the six months June 30, 2019 and $1,160,975 for the year ended December 31, 2018. We received net proceeds of $1,407,169 from the issuance of common stock during the six months ended June 30, 2019. We received $390,500 from the issuance of common stock during the year ended December 31, 2018. In addition, during the year ended December 31, 2018, we received net proceeds of $279,000 from the issuance of a convertible note payable and $586,675 from the closing of our Regulation CF offering.

Since our inception and through June 30, 2019, we have funded our operations through the sale and issuance of common stock and convertible and non-convertible notes payable. From August 2017 to June 2018, we issued various convertible notes to our lenders. The note proceeds were $386,825. Each note bears interest at 10% per annum and are scheduled to mature on the earlier of 12 to 18 months after issuance or the completion of an initial public offering of our securities. During the year ended December 31, 2018, $86,825 of these convertible notes converted into shares of common stock and common stock warrants.

In March 2018, we commenced an offering pursuant to Regulation CF of the Securities Act pursuant to which we offered units of SAFE securities. The offering ended on June 11, 2018 and we issued $628,558 of SAFE securities. Pursuant to the terms of the SAFE securities, if we complete this offering and become listed on the Nasdaq Stock Market, the purchaser of the SAFE security will automatically receive a number of shares of our common stock equal to the purchase amount divided by the product of (a) 84% multiplied by (b) the public offering price per share in this offering.

We do not have any material commitments for capital expenditures, although we are required to pay certain development fees to HPI as described in the section “- Recent Business Developments” above.

The continuation of the Company as a going concern is dependent upon our ability to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2019, the Company has incurred an accumulated deficit of $8,254,469 since inception and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of June 30, 2019 is sufficient to fund its planned operations into but not beyond one year from the date of the issuance of these financial statements. These factors raise substantial doubt regarding our ability to continue as a going concern.

We will have additional capital requirements for 2019 and beyond. We may need to seek additional financing, which may or may not be available to us, while we attempt to raise additional capital through the sale of our common stock pursuant to this offering.

JOBS Act and Recent Accounting Pronouncements

The recently enacted JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our consolidated financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Critical Accounting Policies

Use of Estimates in Financial Statement Presentation - The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based Compensation - Employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Research and Development Costs - Research and development costs are expensed as incurred.

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BUSINESS

Overview

We are a preclinical stage pharmaceutical company organized as a Nevada corporation in July 2017 to focus on the development of anticancer drug candidates for the treatment of brain and central nervous system tumors, based on intellectual property that we license under a license agreement with HPI and own pursuant to a collaboration and asset purchase agreement with Reata.

We believe our lead drug candidate, Berubicin, if approved by the FDA, may be a significant discovery in the treatment of glioblastoma. Glioblastoma are tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because the cells reproduce quickly and they are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful chemotherapy drugs known. Based on limited clinical data, we believe Berubicin is the first anthracycline that appears to have crossed the BBB and target brain cancer cells. While our current focus is solely on the development of Berubicin, we are also in the process of attempting to secure intellectual property rights in additional compounds that may be developed into drugs to treat cancers.

Berubicin was discovered at MD Anderson by Dr. Waldemar Priebe, the founder of the Company. Through a series of transactions, Berubicin was initially licensed to Reata. Reata conducted a Phase I clinical trial on Berubicin but subsequently allowed their IND with the FDA to lapse for strategic reasons. This will require us to obtain a new IND for Berubicin before beginning further clinical trials.

We do not have manufacturing facilities and all manufacturing activities are contracted out to third parties. Additionally, we do not have a sales organization.

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata (the “Reata Agreement”). Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights, which we refer to as the Reata Data.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee (the Company is currently operating with an extension period of the HPI License until December 28, 2019. We will meet the $7.0 million contingency upon the completion of this offering. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of an NDA for Berubicin; and (v) 200,000 shares of our common stock.

With the Reata Agreement and the HPI License, if we are able to raise $7.0 million in this offering, we believe we will have obtained all rights and intellectual property necessary to develop Berubicin. As stated earlier, it is the Company’s plan to obtain additional intellectual property covering other compounds which, subject to the receipt of additional financing, may be developed into drugs for brain and other cancers.

Market for Cancer Drugs and Berubicin

Cancer is the second leading cause of death in the United States behind heart disease. In 2016, there were an estimated 15.5 million cancer survivors in the United States. In 2018, the American Cancer Society estimated that nearly 1.7 million new cases would be diagnosed and over 600,000 Americans would die from cancer.

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Digestive, reproductive, breast and respiratory cancers comprise 65% of expected cancer diagnoses in 2018, while cancers like leukemia and brain tumors are considered “rare diseases.”

The worldwide cancer drug business has been estimated to represent nearly $100 billion in annual sales. Our lead drug candidate, Berubicin, is in a class of drugs referred to as anthracyclines, which are chemotherapy drugs designed to destroy the DNA of targeted cancer cells. The most common approved anthracyclines are daunorubicin and doxorubicin and, prior to the expansion of their generic equivalents, annual revenues generated from anthracyclines have been estimated in the range of $600 million. Many cancers are currently treated with anthracyclines; however, primary and metastatic brain cancers have not been among them because heretofore no anthracyclines have been able to penetrate the BBB. We believe that based on limited pre-clinical and clinical data, Berubicin appears to show that it can cross the BBB. However, there is no assurance that Berubicin will be able to demonstrate such traits in more fulsome clinical trials.

Brain cancer in general is considered a rare disease for which there are few available treatments. The leading brain tumor drug is temozolomide (“TMZ”), a drug introduced under the brand name Temodar. In 2012, one industry source reported annual revenues of approximately $882 million for Temodar before the expiration of its patent protection, at which point generic versions of the drug began to enter the market and reduce prices. Temolozomide may extend progression free survival (“PFS”), but has never been shown to be curative of any brain cancers.

The Orphan Drug Act and other legislative initiatives provide incentives, including market exclusivity and accelerated approval pathways, for companies that pursue the development of treatments for rare diseases and serious diseases for which there are few or no acceptable available treatment alternatives. Over the last 10 years, an increasing number of companies have begun using these designations to obtain new drug approvals for drugs where patent coverage has expired and/or where accelerated approval appears possible. An IMS Health report estimated that, in 2013, the sale of drugs with full or partial Orphan Drug exclusivity represented approximately $29 billion in revenue. We consider obtaining Orphan Drug exclusivity and accelerated approval to be an important part of our development strategy for our drug candidates. Notwithstanding these potential opportunities, and the fact that Reata applied for and was subsequently granted ODD for Berubicin (then known as Reata RTA 744), we can provide no assurance that our drugs will receive Orphan Drug designation or, if approved, exclusivity or any other special designation that could, among other things, provide for accelerated approval.

The Berubicin Clinical Therapeutic Opportunity

The Company was created to specialize in the discovery and development of novel treatments for brain tumors. Our main focus is currently the development and testing of Berubicin. Based on limited clinical data, we believe Berubicin is the first anthracycline that appears in animal models to cross the blood brain barrier and target cancer cells. In 2009, the prior developer of Berubicin completed its Phase 1 clinical trial in patients diagnosed with brain cancers, including glioblastoma, the most aggressive form of brain cancer.

Currently, there are no effective therapies for glioblastoma. In the clinical trial completed in February 2009, Berubicin demonstrated one durable complete response (considered clinically to be a cure) lasting over 11 years in a glioblastoma patient. In the trial, 25 of the 35 patients enrolled were evaluable for response. In a prior clinical trial, Berubicin has also shown promising data in a patient population that currently has a dismal median survival rate of only 14.6 months from glioblastoma diagnosis and few effective therapeutic options. If the early results are proven to be reproducible and if we secure regulatory approval to market Berubicin, its apparent ability to cross the BBB combined with its mechanism of action, more thoroughly discussed below, has the potential to transform the treatment for this deadly cancer.

In the United States, 22,850 new glioblastoma patients are diagnosed and 15,300 patients die of this deadly disease annually (National Cancer Institute 2015). Due to the lack of effective therapies, the five-year survival rate of glioblastoma ranges from 13% for younger aged patients (20 to 44 years) to 1% for older populations. The current standard for treatment is surgery, radiation, and chemotherapy with TMZ. TMZ, the current standard of treatment for glioblastoma, has limited efficacy. In the TMZ final clinical trial performed before submitting for FDA approval (573 patients), overall survival was only improved by 2.5 months versus radiation alone. At least 50% of TMZ treated patients do not respond to TMZ, primarily due to the over-expression of O6-methylguanine methyltransferase (MGMT) and/or lack of a DNA repair pathway in GBM cells. Given the different mechanism of action of Berubicin, these patients may show a better outcome and our planned phased 2 clinical trial could be used to support an application for approval of Berubicin as a frontline therapy. However, we believe that the most prudent initial investigational objective is a phase 2 stratified trial that can either serve as a registration trial or provide sufficient data to power a phase 3 registration trial.

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Based on the data relating to the mechanism of action of Berubicin, as well as initial clinical results in the Phase 1 study completed by the prior developer of Berubicin, we are planning a multicenter Phase 2 study that will evaluate the efficacy of Berubicin in subjects who have glioblastoma that has recurred or progressed following prior radiation therapy and TMZ, which are the standards of care for newly diagnosed glioblastoma. Based on data available from the Reata phase I clinical trial (RTA 744-C-0401), we currently plan to propose to FDA that the first trial conducted under the CNS IND will be a phase 2 study at the maximum tolerated dose (MTD) determined in the Reata phase 1 trial. Thus, subjects will be administered a 2-hour IV infusion of 7.5 mg/m2 berubicin hydrochloride daily for three consecutive days followed by 18 days off (21-day cycle).

Efficacy will be measured in terms of PFS, which is a major endpoint in studies of glioblastoma, using accepted methodology (magnetic resonance imaging, MRI, including both pre- and post-gadolinium T1-weighted scans and T2/fluid attenuated inversion recovery (FLAIR) images), corticosteroid usage, and neurologic status (as measured by neurologic exam and the patient’s performance on standardized exams). All of these are considered important in terms of a disease that after failure of primary therapy is almost uniformly fatal.

Assuming data from the above described Phase 2 study is positive, at its completion we intend to either look for a partner with which to conduct a Phase 3 study, or to raise sufficient capital to conduct such a study on our own. The goal of these studies is to develop a body of evidence to support a successful application with the FDA and/or other similar regulatory agencies around the world. Should we obtain approval from the FDA or other international regulatory agencies to market Berubicin, we will either partner with third parties to sell and distribute it to physicians and patients, or we will develop our own sales force to do so.

Berubicin

Our first product under development is Berubicin, a development stage anthracycline intended to treat glioblastoma. Berubicin is an anthracycline, a class of drugs that are among the most powerful chemotherapy drugs known. Berubicin intercalates into DNA and interrupts topoisomerase II activity, resulting in the inhibition of DNA replication and repair, and RNA and protein synthesis. Based on evidence developed from animal models and limited clinical data derived from a Phase 1 human clinical trial, Berubicin appears to cross the blood brain barrier and target cancer cells, specifically glioblastoma, unlike any other known anthracyclines.

Berubicin hydrochloride (HCl) is a novel synthetic anthracycline with a chemical structure similar to doxorubicin HCl, a cytotoxic anthracycline topoisomerase II inhibitor isolated from cultures of Streptomyces peucetius var. caesius. Doxorubicin HCl Injection and Doxorubicin HCl for Injection, drugs related in chemical structure and mechanism of action to Berubicin, are approved by FDA for the treatment of various cancers, including acute lymphoblastic leukemia, acute myeloblastic leukemia, Hodgkin lymphoma, Non-Hodgkin lymphoma, metastatic breast cancer, metastatic Wilms’ tumor, metastatic neuroblastoma, metastatic soft tissue sarcoma, metastatic bone sarcomas, metastatic ovarian carcinoma, metastatic transitional cell bladder carcinoma, metastatic thyroid carcinoma, metastatic gastric carcinoma, and metastatic bronchogenic carcinoma, as well as part of a multiagent adjuvant chemotherapy for the treatment of women with axillary lymph node involvement after resection of primary breast cancer. A liposomal formulation of doxorubicin HCl is also approved for the treatment of ovarian cancer, AIDS-related Kaposi’s sarcoma, and multiple myeloma.

Doxorubicin HCl is not indicated for cancers of the brain, where it has limited efficacy due to its poor penetration through the blood-brain barrier (BBB). Further, even for those cancers that doxorubicin HCl is indicated, development of drug resistance remains a problem. In an effort to develop a second generation anthracycline topoisomerase II inhibitor that can circumvent the BBB and the development of drug resistance, Dr. Priebe created a library of high-affinity and sequence-selective deoxyribonucleic acid (DNA)-binding agents and screened against a panel of P-glycoprotein 1 (Pgp) and multidrug resistance-associated protein 1 (MRP1)-overexpressing cells. This led to the identification of berubicin HCl, which preclinical studies appear to show to be less affected by multidrug transporters than doxorubicin, to be potentially more potent as an inhibitor of cell growth and inducer of apoptosis than doxorubicin, to sequester preferentially in tumor tissue versus brain tissue, and to improve overall survival in an intracranial orthotopic glioma model. There is no assurance that Berubicin will be able to demonstrate such traits in future clinical trials.

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Glioblastoma has an unfavorable prognosis mainly due to its high propensity for tumor recurrence, which is inevitable after a median survival time of 32–36 weeks. A plethora of monotherapy and combination chemotherapy strategies have been evaluated in patients with recurrent glioblastoma. Although these can result in some minor improvements in progression-free survival, with an estimation of approximately 30% after six months, no obvious increase in survival has been associated with any particular regimen.

Despite aggressive initial treatment, most patients develop recurrent diseases which can be treated with reresection, systemic treatment with targeted agents or cytotoxic chemotherapy, reirradiation, or radiosurgery. Research into novel therapies is investigating alternative temozolomide regimens, convection-enhanced delivery, immunotherapy, gene therapy, antiangiogenic agents, poly ADP ribose polymerase inhibitors, or cancer stem cell signaling pathways. Overall, the 5-year survival rate is <10%, with a final mortality rate of close to 100%. Therefore, the development of novel therapeutic options for patients with recurrent glioblastoma remains a priority. Given the short-term efficacy and low survival rate of glioblastoma and other CNS patient groups, we believe there is a significant unmet need, and financial opportunity.

Less than 40% of glioblastoma patients have a genetic variation which makes their tumors initially more responsive to TMZ. However, because nearly all these patients will quickly become resistant, Berubicin could be prescribed after failure with TMZ. The remaining 60% of patients initially fail to respond to TMZ, primarily due to the over-expression of O6-methylguanine methyltransferase (MGMT) and/or lack of a DNA repair pathway in GBM cells. If Berubicin shows efficacy in clinical trials, of which there is no assurance, it could become the primary drug treatment because TMZ is ineffective in this patient population.

Reata licensed in berubicin HCl with the intent of developing it for commercialization. On December 28, 2004, Reata filed an initial IND (IND 68,279; Serial No. 000) for an injection formulation of berubicin HCl (RTA 744 Injection) for the treatment of anaplastic astrocytoma, anaplastic oligodendroglioma, anaplastic mixed oligo-astrocytoma, GBM, and gliosarcoma. Three clinical trials were initiated under IND 68,279, two phase 1 trials and one phase 2 trial. The initial phase 1 trial (Study RTA 744-C-0401) was completed and the maximum tolerated dose (MTD) determined. A 44% disease control response rate was observed. The disease control rate was based on patients with stable disease plus responses. In the trial, out of 25 patients, one patient achieved a complete response and 10 patients achieved a stable response. The 44% disease control response rate is based on these 11 patients (out of 25 patients). Regardless, in 2008, Reata decided to curtail development of RTA 744 Injection for strategic reasons. Further enrollment in the two ongoing berubicin clinical trials was halted. Reata submitted a request to inactive the IND on March 17, 2011 (Serial No. 054) and requested that the IND be withdrawn on June 10, 2016 (Serial No. 0055). IND 68,279 was not withdrawn due to safety or efficacy concerns, but rather due to the above noted corporate reprioritization.

CNS was formed in 2017, with Dr. Priebe as the Scientific Founder. Reata sold CNS all rights to the berubicin investigational drug data, including the data submitted under IND 68,279, and CNS has assumed sole authority, discretion and responsibility with respect to the development of the drug. As a result of the Reata Agreement, we are the direct beneficiaries of the 4 years of active clinical development work performed by Reata, including the execution of multiple Phase 1 human clinical trials. Furthermore, should our human trials demonstrate a significant improvement in glioblastoma patient outcomes, the FDA may grant us an accelerated review schedule under its Breakthrough Therapy Designation.

On January 31, 2019, our sublicensee, WPD, announced that it will receive founding in the amount 22,033,066 PLN (approximately US $5,798,875) for new drug development as a part of the project “New approach to glioblastoma treatment addressing the critical unmet medical need”. This announcement follows the recommendation by the Polish National Center for Research and Development of a list of projects for co-financing by the European Union, under the Smart Growth Operational Program 2014-2020, Sectoral Programme InnoNeuroPharm, Priority Axis I: Support R&D carried out by enterprises, Measure 1.2 Sectorial programs R&D, which list included WPD’s project “New Approach to Glioblastoma Treatment Addressing the Critical Unmet Medical Need,” (the “WPD Project”) undertaken pursuant to the WPD Sublicense. The main goal of the WPD Project is to implement the first in the world multicenter pediatric phase I clinical trial to determine maximum tolerated dose (MTD) and phase IB and II clinical trials in adults, in order to attempt to determine the efficacy of Berubicin. The WPD Project will also include preclinical tests to determine the prospective use of Berubicin with temozolomide and with other compounds being developed by WPD as candidates for anticancer drugs.

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The WPD Project includes the implementation of the following stages of R&D:

1.	Scientific Advice Procedure implementation; Regulatory documentation for “First in Children” and phase Ib and II clinical trial in adults preparation;

2.	IP Manufacturing according to GMP;

3.	In vitro studies on anticancer activity of Berubicin in combination with TMZ and other WPD molecules;

4.	“First in children” and Phase Ib in adults clinical trials conducting;

5.	Phase II in adults clinical trial conducting.

Berubicin Clinical Trial

In the first clinical trial for Berubicin, which was referred to as Study RTA 744-C-0401, one patient achieved a complete response. In such trial, 25 of the 35 patients enrolled were evaluable for response. The patient remained on study through seven cycles of therapy before being withdrawn for elevated liver function tests unrelated to drug study. The patient was under observation from November 2006 and remained disease free as of December 31, 2008.

The above mentioned patient remains disease free and clinically stable as of March 28, 2018, at his last clinical visit.

Study design

Study RTA 744-C-0401 was a Phase I dose-finding and pharmacokinetic study of intravenous Berubicin injection in patients with recurrent or refractory anaplastic astrocytoma, anaplastic oligodendroglioma, anaplastic mixed oligo-astrocytoma, glioblastoma multiforme or gliosarcoma, with or without concurrent treatment with enzyme-inducing anticonvulsant drug therapy.

The study was an open-label, accelerated dose-escalation study to determine the maximum tolerated dose (“MTD”) starting with patients who were not taking concurrent enzyme-inducing anticonvulsant drugs. Intra-patient dose-escalation was allowed after a patient had received a minimum of 4 cycles. Berubicin injection was administered either daily for three consecutive days repeated every three weeks (Group A), or once-weekly for four-consecutive weeks repeated every five weeks (Group C). Enrollment in a planned dose escalation Group B (patients on enzyme-inducing anticonvulsant drugs) was not initiated after it was determined that the standard of care had changed and an insufficient number of patients being treated with enzyme-inducing anticonvulsant drugs would make it difficult to accrue the requisite number of patients to this group. The MTD was determined in a stepwise fashion for the remaining two groups of patients: initially, patients who were not taking concurrent enzyme-inducing anticonvulsant drugs were enrolled in “Group A”. Once the MTD was determined in Group A, a new group of patients (Group C) was enrolled into the study to evaluate the tolerability and MTD of Berubicin when administered once a week.

Study Objectives

Primary objectives:

•	To determine the MTD and dose limiting toxicity of Berubicin injection in patients with recurrent or refractory primary brain tumors;

•	To determine the qualitative and quantitative toxic effects of Berubicin injections;

•	To characterize these two primary objectives in: a) patients who were not receiving enzyme-inducing anticonvulsant drugs and received Berubicin administered three times daily every 21 days (Group A); b) patients who were receiving concurrent enzyme-inducing anticonvulsant drugs and received Berubicin administered three times daily every 21 days (Group B); and c) patients who were not receiving enzyme-inducing anticonvulsant drugs and received Berubicin administered once weekly for four weeks repeated every five weeks (Group C).

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Secondary objectives:

•	To characterize the multiple-dose pharmacokinetics of Berubicin in patients enrolled in the 3 groups described above;

•	To document any potential antitumor activity of Berubicin in those patients with measurable disease.

•	To correlate pharmacokinetic information with clinical (efficacy and safety) responses.

Study Results

The first patient was enrolled in the study in November 2005 and as of February 2009, the study was closed to accrual with no active patients remaining on study. Berubicin was administered to a total of 54 patients (35 male and 19 female) with ages ranging from 25 to 70 years. Of the 54 total patients treated, six new patients (four males and two females) were enrolled onto the study and treated during this report period. One additional male patient remained on treatment during this report period. Thirty-seven of the patients (69%) entered the study with a diagnosis of glioblastoma multiforme, seven of which were secondary to transformation from anaplastic astrocytoma. Time since initial brain tumor diagnosis ranged from four months to 301 months (for a patient diagnosed with childhood anaplastic astrocytoma).

Efficacy: Twenty-five of the 35 patients enrolled in Group A were evaluable for response (under the Macdonald criteria described below). One patient administered Berubicin at 2.4 mg/m2/day achieved a complete response. The patient remained on study through 7 cycles of therapy before being withdrawn for elevated liver function tests unrelated to drug study. The patient was under observation from November 27, 2006 and remained disease free as of March 28, 2008. The patient remains disease free and clinically stable as of March 28, 2018, at his last clinical visit.

One additional patient (7.5 mg/m2/day) achieved an unconfirmed partial response as best recorded response. An “unconfirmed” partial response means that the patient did not have a second imaging study that again demonstrated the response. The patient had an 80% reduction in tumor volume after two cycles of therapy. At the end of four cycles of therapy, although the initial lesion remained reduced, the patient developed a new lesion on MRI and was assessed as having disease progression. Ten additional patients in Group A had stable disease of 2-to-8 cycles in duration; median four cycles (12 weeks). In Group C, seven patients were evaluable for response and all had progressive disease. Twelve patients were discontinued from the study prior to the end of cycle 2 due to clinical deterioration and/or disease progression.

Macdonald criteria. The Macdonald criteria, similarly to other systems, divides response into four types of response based on imaging (MRI) and clinical features:

1.	complete response

2.	partial response

3.	stable disease

4.	progression

The measurements are obtained from axial post contrast T1 images. The maximal diameter is obtained, and then the second diameter is obtained at right angles to the first. The product of these measurements is then used for the purpose of comparison.

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Complete response

•	Imaging features

o	Disappearance of all enhancing disease (measurable and non-measurable)

o	Sustained for at least four weeks

o	No new lesions

•	Clinical features

o	No corticosteroids

o	Clinically stable or improved

Partial response

•	Imaging features

o	50% or more decrease of all measurable enhancing lesions

o	Sustained for at least 4 weeks

o	No new lesions

•	Clinical features

o	Stable or reduced corticosteroids

o	Clinically stable or improved

Stable disease

•	Imaging features

o	Does not qualify for complete response, partial response or progression

•	Clinical features

o	Clinically stable

Progression

•	Imaging features

o	25% of more increase in enhancing lesions

o	Any new lesions

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•	Clinical features

o	Clinical deterioration

Summary of Adverse Events: The adverse events experienced during Study RTA 744-C-0401 for all CTC grades of severity and regardless of relationship to study medication are identified below.

Serious Adverse Event	Number of Patients Experiencing Adverse Event
Pulmonary embolism	5
Convulsion	5
Urinary tract infection	1
Peripheral motor neuropathy	1
Peripheral sensory neuropathy	1
Urinary retention	1
Nausea	4
Vomiting	5
Constipation	1
Leukopenia	1
Neutropenia	1
Headache	3
Speech disorder	1
Pyramidal tract syndrome	3
Somnolence	1
Dehydration	3
Brain oedema	1
Papilloedema	1
Eyelid ptosis	1
Macular oedema	1
Syncope	2
Deep vein thrombosis	1
Loss of consciousness	1
Embolism	1
Hemiparesis	1
Hydrocephalus	1
Muscle atrophy	1
Thrombocytopenia	1
Disease progression	3
Mental status changes	4
Thrombosis	1
Sepsis	1
Depressed level of consciousness	1
Dyspnoea	2

The large number of central nervous system events is consistent with the underlying central nervous system malignant disease in these patients. Myelosupression and Myelotoxicity are expected here and are consistent with the known toxicities of the anthracycline class of medications. Meylosupressive and Myelotoxic events are generally manageable by a competent clinical team.

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Based on the data relating to the mechanism of action of Berubicin, as well as initial clinical results in the Phase 1 study completed by the prior developer of Berubicin, we are planning a multicenter Phase 2 study that will evaluate the efficacy of Berubicin in subjects who have glioblastoma that has recurred or progressed following prior radiation therapy and TMZ, which are the standards of care for newly diagnosed glioblastoma. Based on data available from the Reata phase I clinical trial (RTA 744-C-0401), we currently plan to propose to FDA that the first trial conducted under the CNS IND will be a phase 2 study at the maximum tolerated dose (MTD) determined in the Reata phase 1 trial. Thus, subjects will be administered a 2-hour IV infusion of 7.5 mg/m2 berubicin hydrochloride daily for three consecutive days followed by 18 days off (21-day cycle). Our choice of clinical trial plan, while not in its final form nor approved by FDA at this date, is largely informed by the prior Reata trial.

Efficacy will be measured in terms of PFS, which is a major endpoint in studies of glioblastoma, using accepted methodology (magnetic resonance imaging, MRI, including both pre- and post-gadolinium T1-weighted scans and T2/fluid attenuated inversion recovery (FLAIR) images), corticosteroid usage, and neurologic status (as measured by neurologic exam and the patient’s performance on standardized exams). All of these are considered important in terms of a disease that after failure of primary therapy is almost uniformly fatal.

Assuming data from the above described Phase 2 study is positive, at its completion we intend to either look for a partner with which to conduct a Phase 3 study, or to raise sufficient capital to conduct such a study on our own. The goal of these studies is to develop a body of evidence to support a successful application with the FDA and/or other similar regulatory agencies around the world. Should we obtain approval from the FDA or other international regulatory agencies to market Berubicin, we will either partner with third parties to sell and distribute it to physicians and patients, or we will develop our own sales force to do so.

Competition

We operate in a highly competitive segment of the pharmaceutical market, which market is highly competitive as a whole. We face competition from numerous sources including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Many of our competitors may have significantly greater financial, product development, manufacturing and marketing resources. Additionally, many universities and private and public research institutes are active in cancer research, and some may be in direct competition with us. We may also compete with these organizations to recruit scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

The unmet medical need for more effective cancer therapies is such that oncology drugs are one of the leading class of drugs in development. These include a wide array of products against cancer targeting many of the same indications as our drug candidates. While the introduction of newer targeted agents may result in extended overall survival, induction therapy regimens are likely to remain a cornerstone of cancer treatment in the foreseeable future.

The current standard for treatment from glioblastoma is surgery, radiation, and chemotherapy with TMZ. While the percentage of patients who survive two years from diagnosis of glioblastoma has more than tripled in the last five years, from 8% to 25%, largely because of the use of temozolomide, five-year, progression free survival remains dismal. There are currently at least 87 different experimental therapies under development in the United States. Thus, we operate in a highly competitive segment of the pharmaceutical market, which market is highly competitive as a whole. We face competition from numerous sources including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Many of our competitors may have significantly greater financial, product development, manufacturing and marketing resources. Additionally, many universities and private and public research institutes are active in cancer research, and some may be in direct competition with us. We may also compete with these organizations to recruit scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Intellectual Property

Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. We have licensed the right to certain intellectual property covering products comprised of anthracycline antibiotic compound, methods for manufacture and use for the treatment of cancer. The licensed intellectual property includes at least three material patents in the United States and their foreign counterparts throughout the world. The U.S. patents have varying expiration dates and, when these patents expire, we may be subject to increased competition. We have three U.S. patents which expire in March 2020. We intend to apply for orphan drug status with the FDA for the use of Berubicin for the treatment of malignant gliomas, and if we are successful, of which there is no assurance, we may obtain market exclusivity of up to 7 years from the date of approval of a NDA in the United States. During that period FDA generally could not approve another product with the same active pharmaceutical ingredient for the same indication. At the same time, we plan to file additional patent applications that potentially might allow for further increase of the exclusive market protection for use of Berubicin. However, we can provide no assurance that we will receive orphan drug status or that we will be able to file or receive additional patent protection. The failure to receive such orphan drug status or to obtain additional patent protection will reduce the barrier to entry for competition for Berubicin, which may adversely affect our operations.

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Governmental Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The pharmaceutical drug product candidates that we develop must be approved by the FDA before they may be marketed and distributed.

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA and related enforcement activity could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a pharmaceutical product may be marketed in the United States generally involves the following:

•	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

•	Submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical studies may begin;

•	Performance of adequate and well-controlled human clinical studies according to the FDA’s current good clinical practices (“GCP”), to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;

•	Submission to the FDA of an NDA for a new pharmaceutical product;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced, to assess compliance with current good manufacturing practices (“cGMP”), to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;

•	Potential FDA audit of the preclinical and clinical study sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals, and continued compliance is inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the pharmaceutical product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early proof-of-principle studies are done using sound scientific procedures and thorough documentation. The conduct of the single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, either the FDA places the IND on clinical hold or the sponsor withdraws the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies for various reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that suspend or terminate such clinical study.

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Clinical studies involve the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the clinical study sponsor’s control. Clinical studies are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with GCP. Further, each clinical study must be reviewed and approved by an independent institutional review board (“IRB”) at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical study subject or his or her legal representative and must monitor the clinical study until completed.

Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The pharmaceutical product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, with a goal of characterizing the safety profile of the drug and establishing a maximum tolerable dose (“MTD”).

•	Phase 2: With the maximum tolerable dose established in a Phase 1 trial, the pharmaceutical product is evaluated in a limited patient population at the MTD to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, to determine dosage tolerance, optimal dosage and dosing schedule and to identify patient populations with specific characteristics where the pharmaceutical product may be more effective.

•	Phase 3: Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. The studies must be well controlled and usually include a control arm for comparison. One or two Phase 3 studies are usually required by the FDA for an NDA approval, depending on the disease severity and other available treatment options. In some instances, an NDA approval may be obtained based on Phase 2 clinical data with the understanding that the approved drug can be sold subject to a confirmatory trial to be conducted post-approval.

Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are often used to gain additional experience from the treatment of patients in the intended therapeutic indication. The FDA also may require Phase 4 studies, Risk Evaluation and Mitigation Strategies (“REMS”) and post-marketing surveillance, among other things, to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, companies may complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.

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The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees. A waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA has 10 months after the 60-day filing date in which to complete its initial review of a standard review NDA and respond to the applicant, and six months after the 60-day filing date for a priority review NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs.

After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites as well as the site where the pharmaceutical product is manufactured to assure compliance with GCP and cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new pharmaceutical products that meet certain criteria. Specifically, new pharmaceutical products are eligible for Fast Track designation if they are intended to treat a serious condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, if the FDA determines that the schedule is acceptable and if the sponsor pays any required user fees upon submission of the first section of the NDA.

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Any product submitted to the FDA for market, including a Fast Track program, may also be eligible for other FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it is intended to treat a serious condition and it offers a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new pharmaceutical product designated for priority review in an effort to facilitate the review. Additionally, accelerated approval may be available for a product intended to treat a serious condition that provides meaningful therapeutic benefit over existing treatments, which means the product may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on an intermediate clinical endpoint. As a condition of accelerated approval, the FDA may require the sponsor to perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires pre-approval of promotional materials for products receiving accelerated approval, which could impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Any pharmaceutical products for which the Company receives FDA approvals are subject to continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions on promoting pharmaceutical products for uses or in patient populations that are not described in the pharmaceutical product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, actions by the U.S. Department of Justice and/or U.S. Department of Health and Human Services’ Office of Inspector General, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available pharmaceutical products for off-label uses, manufacturers may not directly or indirectly market or promote such off-label uses.

We expect to rely on third parties for the production of clinical and commercial quantities of our products. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical product candidates for which we may obtain regulatory approval. In the United States and in markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part upon the availability of reimbursement from third-party payers. Third-party payers include government payers such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. The process for determining whether a payer will provide coverage for a pharmaceutical product may be separate from the process for setting the price or reimbursement rate that the payer will pay for the pharmaceutical product. Third-party payers may limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not, and frequently does not, include all of the FDA-approved pharmaceutical products for a particular indication. Third-party payers are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. A payer’s decision to provide coverage for a pharmaceutical product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, in the United States there is a growing emphasis on comparative effectiveness research, both by private payers and by government agencies. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our pharmaceutical product candidates may not be considered medically necessary or cost-effective. To the extent other drugs or therapies are found to be more effective than our products, payers may elect to cover such therapies in lieu of our products and/or reimburse our products at a lower rate.

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Orphan Drug exclusivity prevents for seven years the approval of another product with the same active moiety for the same rare disease. If a product is a new chemical entity (i.e., generally that the moiety has not previously been approved), it may receive five years of exclusivity, during which period FDA may not accept for review certain NDAs for another product with the same moiety. If approval of a product required new clinical data, it may convey three years of exclusivity against approval of certain NDAs for similar products.

The marketability of any pharmaceutical product candidates for which we may receive regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect this will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we may receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

International Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future drugs. Whether or not we obtain FDA approval for a drug, we must obtain approval of a drug by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the drug in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future drugs.

License Agreements

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata. Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights. In exchange for these rights, we agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from our first commercial sale of Berubicin plus $10,000. Reata also agreed to use commercially reasonable efforts, at the Company’s expense, to provide development assistance related to the product and/or product intellectual property. The Reata Agreement will terminate ten years after the date of the first commercial sale of product, provided the agreement may be earlier terminated due to a material breach of the agreement by either party, or if either party undergoes a bankruptcy event.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee (the Company is currently operating with an extension period of the HPI License until December 28, 2019. We will meet the $7.0 million contingency upon the completion of this offering. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of a NDA for Berubicin; and (v) 200,000 shares of our common stock. We have the right, exercisable before December 28, 2020, to terminate the HPI License in full upon payment to HPI in the amount of $2,000,000 (the “Buy-Out Fee”). Upon payment of the Buy-Out Fee, (i) our obligation to pay any additional development payments, license fee and the milestone payments will cease; (ii) HPI will transfer ownership of all development data in its possession to us promptly; and (iii) HPI shall transfer to us any regulatory submissions including any IND, NDA or ANDA related to the patent rights. The payment of the Buy-Out Fee does not relieve us of our obligation to use commercially reasonable development efforts to develop a licensed product by the development deadline as provided in the HPI License.

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On August 30, 2018, we entered into a sublicense agreement with WPD Pharmaceuticals, Inc., or WPD, pursuant to which we granted WPD an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License within the following countries: Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Moldova, Romania, Bulgaria, Serbia, Macedonia, Albania, Armenia, Azerbaijan, Georgia, Montenegro, Bosnia, Croatia, Slovenia, Slovakia, Czech Republic, Hungary, Chechnya, Uzbekistan, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Greece, Austria, and Russia. The sublicense agreement provides that WPD must use commercially reasonable development efforts to attempt to develop and commercialize licensed products in the above mentioned territories, which means the expenditure of at least $2.0 million on the development, testing, regulatory approval or commercialization of the licensed products during the three year period immediately following the date of the sublicense agreement. In the event that WPD fails to use commercially reasonable development efforts to by the foregoing three-year deadline, we have the right to terminate this sublicense agreement. In consideration for the rights granted under the sublicense agreement, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, WPD agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. WPD is a Polish corporation that is majority-owned by an entity controlled by Dr. Priebe, our founder and largest shareholder.

On August 31, 2018, we entered into a sublicense agreement with Animal Life Sciences, LLC, or ALI, pursuant to which we granted ALI an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License solely for the treatment of cancer in non-human animals through any type of administration. In consideration for the rights granted under the sublicense agreement, ALI agreed to issue us membership interests in ALI equal to 1.52% of the outstanding ALI membership interests. As additional consideration for the rights granted, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, ALI agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. Dr. Priebe holds 38% of the membership interests of ALI.

Employees

As of August 1, 2019, we had two full time employees and one part-time employee. We also have two officers serving as part-time contractors, and accordingly, a high percentage of the work performed for our development projects is outsourced to qualified independent contractors.

Legal Proceedings

We are not subject to any litigation.

Properties

Our corporate and executive offices are in located in a leased facility in Houston, Texas. We believe our facilities are sufficient to meet our current needs and that suitable space will be available as and when needed. We do not own any real property.

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Management

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of August 20, 2019. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
John M. Climaco	50	Chairman of the Board and Chief Executive Officer
Matthew Lourie	38	Chief Financial Officer
Sandra L. Silberman	63	Chief Medical Officer
Donald Picker	73	Chief Science Officer
Jerzy (George) Gumulka	70	Director
Jeffry R. Keyes	46	Director
Andrzej Andraczke	75	Director
Carl Evans	71	Director

Set forth below is biographical information about each of the individuals named in the tables above:

John M. Climaco, Esq. – Chief Executive Officer and Director. Mr. Climaco joined CNS in September 2017 as its Chief Executive Officer. Mr. Climaco has served in leadership roles in a variety of healthcare companies. From April 2015 to June 2017 Mr. Climaco served as the Executive Vice-President of Perma-Fix Medical S.A where he managed the development of a novel method to produce Technitium-99. Mr. Climaco also served as President and CEO of Axial Biotech, Inc., a DNA diagnostics company, from January 2003 to January 2013. In the process of taking Axial from inception to product development to commercialization, Mr. Climaco created strategic partnerships with Medtronic, Johnson & Johnson and Smith & Nephew. Mr. Climaco currently serves as a director of several public companies including Moleculin Biotech, Inc., a pharmaceutical company focused on anticancer drug candidates, where he has served since May 2017. Mr. Climaco has served on the boards of Digirad, Inc., a leading national provider of imaging services, since May 2012, and Birner Dental Management Services, Inc., a provider of practice management services in the dental industry, since June 2017. Mr. Climaco also served as a director of PDI, Inc., a provider of outsourced commercial services to pharma companies, in 2015, and InfuSystem Holdings, Inc., the largest supplier of infusion services to oncologists in the U.S, from April 2012 to April 2014. Mr. Climaco obtained his Juris Doctorate Degree from the University of California Hastings College of Law in San Francisco, CA in January 2000 and a Bachelors of Philosophy from Middlebury College in Middlebury, VT, in May 1991. Mr. Climaco is active with the State Bar of Utah.

Matthew Lourie, CPA – Chief Financial Officer. Mr. Lourie joined CNS in July 2017 and currently serves on a part-time basis. Mr. Lourie has extensive management, accounting and financial experience. Mr. Lourie currently owns and operates (founded May 2017) Fresh Notion Financial Services and provides consulting and reporting services to other public and private companies. Mr. Lourie served as an audit partner of the PCAOB registered firm MaloneBailey from November 2014 through April 2017, where he oversaw audits and financial reporting of SEC registrants. In addition, he served as the Corporate Controller of a public company with over 300 locations across the country from April 2013 through October 2014. Mr. Lourie is a graduate of the University of Houston where he earned both his Bachelor of Business Administration Accounting and his Masters of Science in Accounting. Mr. Lourie is a Certified Public Accountant in Texas.

Sandra L. Silberman, MD PhD – Chief Medical Officer. Dr. Silberman joined CNS in December 2017 and currently serves on a part-time basis. Dr. Silberman has played key roles in the development of many drugs including Gleevec™, for which she led the global clinical development at Novartis. Dr. Silberman advanced several original, proprietary compounds into Phases I through III during her work with leading international biopharmaceutical companies, including BristolMyers Squibb, AstraZeneca, Imclone, Eisai and Roche. Since 2006, Dr. Silberman has served as an Independent Consultant to the Biopharmaceutical Industry. Dr. Silberman is a Hematologist/Oncologist who earned her B.A., Sc.M. and Ph.D. from the Johns Hopkins University School of Arts and Sciences, School of Public Health and School of Medicine, respectively, and her M.D. from Cornell University Medical College, and then completed both a clinical fellowship in Hematology/Oncology as well as a research fellowship in tumor immunology at the Brigham & Women’s Hospital and the Dana Farber Cancer Institute in Boston, MA. Dr. Silberman also currently also serves as an attending physician in the Duke Hematology/Oncology Fellowship program at the Durham VA Medical Center.

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Donald Picker, PhD - Chief Science Officer. Dr. Picker has served as our part-time chief science officer since June 2019. Dr. Picker has served as the chief scientific officer of Moleculin Biotech, Inc. since August 2017 after serving as its chief operating officer from July 2015 until August 2017 and as its president from January 2016 to August 2017. In 2007, Dr. Picker became the chief executive officer of IntertechBio Corp. From 2006 through 2007, Dr. Picker was the President of Tapestry Pharmaceuticals. From 1998 to 2003, Dr. Picker was CEO of Synergy Pharmaceuticals. Synergy was merged into Callisto Pharmaceuticals where he was vice present of research and development until 2006. In 2018, Dr. Picker became an advisor to WPD Pharmaceuticals in Poland. From 2017 to 2018, Dr. Picker served on our board of directors. Dr. Picker received his B.S. degree from Brooklyn Polytechnic University and his PhD from SUNY Albany in 1975. Dr. Picker is currently devoting only part of his work time to us, and provides services as needed to us.

Jerzy (George) Gumulka, PhD – Director. Dr. Gumulka joined our board of directors on November 8, 2017. Dr. Gumulka has been retired since 2016. From 2001 until his retirement he served as a Global Technology Manager ASC, a Technology Manager, Special Projects/New Technology Platforms, Kraton Polymers US LLC and a Technical Director of Kraton Polymers do Brasil. Dr. Gumulka served on the Board of Directors of Moleculin LLC from 2010 through 2016. Dr. Gumulka received a PhD from the University of Warsaw, Warsaw, Poland.

Jeffry R. Keyes – Director. Mr. Keyes joined our board on June 25, 2018. Mr. Keyes is currently the Chief Financial Officer of Custopharm, Inc., a private equity backed developer of generic sterile injectable pharmaceuticals, a role he has held since April 2018. From September 2012 to April 2018, Mr. Keyes was the Chief Financial Officer and Corporate Secretary of Digirad Corporation, a publicly traded healthcare services and medical device company. From August 2011 until September 2012, Mr. Keyes was Corporate Controller of Sapphire Energy, Inc., a venture capital backed start-up renewable energy company. From April 2011 to August 2011, Mr. Keyes was the Corporate Controller of Advanced BioHealing, Inc., a venture backed provider of regenerative medicine solutions, until its sale to Shire, PLC in August 2011. Prior to April 2011 Mr. Keyes held a variety of leadership roles in healthcare and medical device companies in finance, accounting, and M&A support, and he started his career in public accounting. Mr. Keyes earned a B.A. degree in accounting from Western Washington University and is a certified public accountant licensed by the Washington State Board of Accountancy. Mr. Keyes is considered a financial expert under relevant rules of the SEC, the NYSE and NASDAQ.

Andrzej Andraczke – Director. Mr. Andraczke joined our board on July 9, 2018. Mr. Andraczke is currently Chief Executive Officer of Pol-Tex Holdings, LLC, a role he has held since November 2012. He is also currently Chief Technology Officer of Syntech LLC (Ireland), a role he has held since November 2017. From March 2016 to April 2016 Mr. Andraczke served as an expert witness for the International Chamber of Commerce for downhole air hammer drilling of the well in volcanic rocks for a geothermal project in Slovakia. From March 2000 through November 2012 Mr. Andraczke was Vice-President of Pol-Tex Methane. Mr. Andraczke earned a M.Sc. in Engineering from Warsaw Technical University.

Carl Evans – Director. Mr. Evans joined our board on July 9, 2018. Mr. Evans has been retired since 2015. From 2011 until his retirement Mr. Evans was Executive Vice President – Exploration for KMD Operating Company, LLC. Prior to 2011, he managed international and domestic oil exploration and production projects for several oil companies, including British Petroleum, Texaco, and Pennzoil. Mr. Evans earned Bachelor of Science degree in Geology from the University of California, Los Angeles.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the Company.

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Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Climaco, are independent as defined under the Nasdaq Rules.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each of these committees operates under a charter that was approved by our board of directors.

Audit Committee. Our audit committee consists of three independent directors. The members of the audit committee are Mr. Keyes (Chair), Mr. Andraczke and Mr. Evans. The audit committee consists exclusively of directors who are financially literate. In addition, Mr. Keyes is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent auditor and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent auditor;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	producing a committee report for inclusion in applicable SEC filings;

•	reviewing the adequacy and effectiveness of internal controls and procedures;

•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our compensation committee consists of three independent directors. The members of the Compensation Committee are Dr. Gumulka (Chair), Mr. Keyes and Mr. Andraczke. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

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•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three independent directors. The members of the Nominating and Governance Committee are Mr. Evans (Chair), Dr. Gumulka, and Mr. Keyes. The Nominating and Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the Company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Business Conduct and Ethics

Prior to this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at www.cnspharma.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

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Compensation of Executive Officers

Summary Compensation Table

We were formed in July 2017. The following table shows the compensation awarded to or earned in our last two fiscal years by our chief executive officer and our chief financial officer. The persons listed in the following table are referred to herein as the “named executive officers.”

Summary Compensation Table – 2018

Name and Principal Position	Year	Salary ($)	Stock awards ($) (1)	All other compensation ($)	Total ($)
John Climaco, Chairman and Chief Executive Officer	2018	150,000	–	14,300	164,300
	2017	50,000	39,600 (2)		89,600

Matthew Lourie, Chief Financial Officer	2018	60,000	–	–	60,000
	2017	25,000	660 (3)		25,660

(1)          Represents the full grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. For a summary of the assumptions made in the valuation of the awards, please see Note 4 to our financial statements as of and for the period ended December 31, 2017 included in this prospectus.

(2)          In connection with Mr. Climaco’s employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

(3)          On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

Narrative Disclosure to Summary Compensation Table

John Climaco

On September 1, 2017, we entered into an employment agreement with John Climaco pursuant to which Mr. Climaco agreed to serve as our Chief Executive Officer commencing on such date for an initial term of three years. Until such time as we complete an initial public offering and become listed on the Nasdaq Stock Market or until we raise $8.0 million in funding, Mr. Climaco will serve as our CEO on a 50% part-time basis. The agreement provides for an annual salary of $150,000 prior to us completing an initial public offering or raising $8.0 million in funding, after which Mr. Climaco’s salary will increase to $300,000.

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In connection with Mr. Climaco employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

If after we complete an initial public offering or raise $8.0 million in funding, Mr. Climaco’s employment is terminated at our election without “cause” (as defined in the agreement), which requires 90 days advance notice, or by Mr. Climaco for “good reason” (as defined in the agreement), Mr. Climaco shall be entitled to receive severance payments equal to nine months of Mr. Climaco’s base salary.

On March 1, 2019 we entered into an amendment of employment agreement with John Climaco pursuant to which Mr. Climaco agreed to serve in a full-time capacity in exchange for an immediate increase in his salary of $37,500 per annum.

On June 28, 2019, our compensation committee agreed to modify Mr. Climaco’s compensation as follows: (i) upon the successful closing of this offering, Mr. Climaco’s annual base salary will be increased to $440,000; (ii) commencing at the end of 2019, Mr. Climaco will be entitled to a cash bonus to be determined by the compensation committee with a target of 55% of Mr. Climaco’s base salary (pro rated for any partial years); and (iii) Mr. Climaco received a ten-year option to purchase 439,500 shares of common stock with an exercise price of $2.00 per share vesting annually in four equal installments. All other terms of the employment agreement with Mr. Climaco remained the same.

Matthew Lourie

On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. The agreement provides for a monthly salary of $5,000, commencing August 1, 2017. The consulting agreement is terminable by either party on 30 days’ notice. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

On June 28, 2019, our compensation committee agreed to issue Mr. Lourie a ten-year option to purchase 125,000 shares of common stock with an exercise price of $2.00 per share vesting annually in four equal installments.

Other Executive Arrangements

On June 28, 2019, our we entered into employment letters with Drs. Silberman and Picker pursuant to which we agreed to the following compensation terms: (i) Dr. Silberman agreed to commit 50% of her time to our matters in exchange for a base salary, commencing upon the successful closing of this offering, of $175,000; commencing at the end of 2019, an annual cash bonus target of 28% of her base salary (pro rated for any partial years); and a ten-year option to purchase 125,000 shares of common stock with an exercise price of $2.00 per share vesting annually in four equal installments; and (ii) Dr. Picker agreed to commit 25% of his time to our matters in exchange for a base salary, commencing upon the successful closing of this offering, of $91,000; commencing at the end of 2019, an annual cash bonus target of 36% of his base salary (pro rated for any partial years); and a ten-year option to purchase 100,000 shares of common stock with an exercise price of $2.00 per share vesting annually in four equal installments.

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Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers on December 31, 2018.

Outstanding Equity Awards At Fiscal Year-End —2018

Name	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
John Climaco	900,000 (1)	4,050,000

Matthew Lourie	30,000 (2)	135,000

(1)          In connection with Mr. Climaco employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

(2)          On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

(3)          Based on the initial public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus.

Director Compensation

The following table sets forth the total compensation earned by our non-employee directors in 2018 (Mr. Climaco did not earn additional compensation during 2018 for his services on the Board, and his compensation is fully reflected in the “—Summary Compensation Table” above):

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	Total ($)
Donald Picker (2)		(3)	(3)
Jerzy (George) Gumulka		(3)	(3)
Jeffry R. Keyes		$138,016
Andrzej Andraczke		$138,012
Carl Evans		$138,012

(1)          Represents the full grant date fair value of the option award our board approved and granted to each non-employee director, calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the director. For a summary of the assumptions made in the valuation of the awards, please see Note 4 to our financial statements as of and for the period ended December 31, 2018 included in this prospectus. As of December 31, 2018, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Dr. Picker – 100,000 shares; Dr. Gumulka – 100,000 shares; Mr. Keyes – 100,000 shares; Mr. Andraczke – 100,000 shares; Mr. Evans – 100,000 shares. None of our non-employee directors held stock awards other than options as of December 31, 2018.

(2)          Dr. Picker resigned from the board on July 9, 2018.

(3)          Drs. Picker and Gumulka received option grants in 2017 of 100,000 shares.

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On June 28, 2019, our board of directors agreed to compensate our independent members of the board, effective as of the closing of this offering, with annual cash compensation of $35,000.

2017 Stock Plan

As of the date of this offering, we have adopted a 2017 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. The purpose of the Plan is to recognize contributions made to our Company and its subsidiaries by key employees and non-employee directors and to provide them with additional incentive to achieve the objectives of our Company. The following is a summary of the Plan.

Administration. The Plan will be administered by our board of directors, or, once constituted, the Compensation Committee of the board of directors (we refer to body administering the Plan as the “Committee”). The Committee will have full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the Plan is 2,000,000. Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the Plan. The number of shares of common stock issuable under the Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the Plan. No award granted under the Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees, including consultants, for purposes of the Plan and all non-employee directors are eligible to receive awards under the Plan. On June 30, 2018, six key employees and all non-employee directors were eligible to participate in the Plan.

Awards to Participants. The Plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the Code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the Company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the Plan was adopted.

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Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the Committee in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents otherwise payable on any performance-based stock units will be held by us and paid only to the extent the restrictions lapse, and the Committee in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the Plan or any award agreement, in the event of a “Change in Control” of the Company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the Plan; Term of the Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the Company or similar events.)

No awards may be granted under the Plan on or after the tenth anniversary of the effective date of the Plan.

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CERTAIN Relationships and Related Party Transactions

Upon the formation of CNS, for services rendered we issued 8,829,000 shares of our common stock to entities controlled by our founder Dr. Waldemar Priebe.

In connection with Mr. Climaco employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. The consulting agreement is terminable by either party on 30 days’ notice. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Dr. Priebe controls HPI.

Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of an NDA for Berubicin; and (v) 200,000 shares of our common stock.

On August 30, 2018, we entered into a sublicense agreement with WPD Pharmaceuticals, Inc., or WPD, pursuant to which we granted WPD an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License within the following countries: Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Moldova, Romania, Bulgaria, Serbia, Macedonia, Albania, Armenia, Azerbaijan, Georgia, Montenegro, Bosnia, Croatia, Slovenia, Slovakia, Czech Republic, Hungary, Chechnya, Uzbekistan, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Greece, Austria, and Russia. The sublicense agreement provides that WPD must use commercially reasonable development efforts to attempt to develop and commercialize licensed products in the above mentioned territories, which means the expenditure of at least $2.0 million on the development, testing, regulatory approval or commercialization of the licensed products during the three year period immediately following the date of the sublicense agreement. In the event that WPD fails to use commercially reasonable development efforts to by the foregoing three-year deadline, we have the right to terminate this sublicense agreement. In consideration for the rights granted under the sublicense agreement, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, WPD agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. WPD is a Polish corporation that is majority-owned by an entity controlled by Dr. Priebe, our founder and largest shareholder.

On August 31, 2018, we entered into a sublicense agreement with Animal Life Sciences, LLC, or ALI, pursuant to which we granted ALI an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License solely for the treatment of cancer in non-human animals through any type of administration. In consideration for the rights granted under the sublicense agreement, ALI agreed to issue us membership interests in ALI equal to 1.52% of the outstanding ALI membership interests. As additional consideration for the rights granted, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, ALI agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. Dr. Priebe holds 38% of the membership interests of ALI.

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On January 29, 2019, the Company entered into a consulting agreement with WPD, a related party. The agreement is for a period of one year, with compensation of $5,000 per month. The consulting services include the full-time services of a technical researcher currently employed by WPD. The Company paid $30,000 for the first six months upon execution of the agreement.

Policies and Procedures for Related Party Transactions

Our audit committee charter provides that our audit committee will be responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the creation of our audit committee and the adoption of this policy.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of August 20, 2019, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering (1)	Percentage owned after offering

John Climaco	900,000 (2)	6.6%	5.7%
Matthew Lourie	30,000 (3)	*	*
Sandra Silberman	18,750 (4)	*	*
Donald Picker	61,116 (5)	*	*
Jerzy (George) Gumulka	61,116 (5)	*	*
Jeffry R. Keyes	41,670 (6)	*	*
Andrzej Andraczke	41,670 (6)	*	*
Carl Evans	41,670 (6)	*	*
Directors and Officers as a group	1,195,992	8.6%	7.5%
5% or greater shareholders
Waldemar Priebe	9,029,000 (7)	66.5%	57.5%

*            Less than 1%.

(1)          Based on 13,587,004 shares of common stock outstanding as of August 20, 2019.

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(2)          Consists of 900,000 shares of our common stock that we have the right to repurchase if Mr. Climaco’s employment with us is terminated, at a purchase price of $0.01 per share, as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

(3)          Consists of 30,000 shares of our common stock that we have the right to repurchase if Mr. Lourie terminates his services with us, at a purchase price of $0.01 per share, as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares.

(4)          Consists of shares underlying options to purchase 75,000 shares with exercise prices of $0.045 per share, and which vests in four equal annual installments succeeding date of grant, provided the individual is providing service to CNS on such vesting dates.

(5)          Consists of shares underlying options to purchase 100,000 shares with exercise prices of $0.045 per share, and which vests in 36 equal monthly installments succeeding date of grant, provided the individual is providing service to CNS on such vesting dates.

(6)          Consists of shares underlying options to purchase 100,000 shares with exercise prices of $1.50 per share, and which vests in 36 equal monthly installments succeeding date of grant, provided the individual is providing service to CNS on such vesting dates.

(7)          Of the amount in the table, 200,000 shares are held by Houston Pharmaceuticals, Inc. Dr. Priebe has voting and dispositive power over the shares held by Houston Pharmaceuticals, Inc.

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Description of Capital Stock

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the CNS Pharmaceuticals, Inc. articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Nevada Revised Statutes.

Our amended and restated articles of incorporation authorize us to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. After giving effect to the conversion of the SAFE instruments contemporaneously with the closing of this offering, we will have 15,881,615 shares of common stock outstanding immediately after the closing of this offering.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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Convertible Notes and Warrants

On June 15, 2018, we entered into an agreement to issue 10% convertible notes in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $1.50 per share; provided that the convertible note has matured and to the extent the holder determines not to extend the maturity date of the note, we will repay the note prior to the commencement of this offering and no shares of common stock will be issued to the holder.

In August and September 2017, we issued an aggregate of $86,825 in principal amount of convertible notes (the “2017 Notes”), at conversion prices ranging from $0.001 to $0.045 per share. The note holders also collectively received in the aggregate warrants to purchase 1,206,059 shares of our common stock at an exercise price of $11.00 per share. On December 31, 2018, the Company amended the 2017 convertible notes to allow the notes to be converted prior to the Company’s IPO at the holder’s option. Certain debtholders then exercised their right to convert the outstanding principal and accrued interest of their outstanding notes on December 31, 2018. A total of $38,670 of outstanding principal and $3,128 of accrued interest was converted into 2,158,500 shares of common stock. Additionally, certain note holders entered into settlement agreements to extinguish their remaining principal balance of $48,155 and remaining accrued interest of $8,434 in exchange for 2,454,071 warrants to purchase common stock at an exercise price of $0.70 per share for a term of five years. The December 31, 2018 amendment, conversion and settlement was accounted for as an extinguishment and a loss on extinguishment of $6,286,841 was recognized. As of December 31, 2018, none of the 2017 Notes remained outstanding.

Regulation CF Offering

In March 2018, we commenced an offering pursuant to Regulation CF of the Securities Act pursuant to which we offered units of SAFE securities. The offering was terminated on June 11, 2018 and we issued $628,558 of SAFE securities to investors and $12,571 of SAFE securities as commission fee to a vendor. Pursuant to the terms of the SAFE securities, if we complete this offering and become listed on the Nasdaq Stock Market, the purchaser of the SAFE security will automatically receive a number of shares of our common stock equal to the purchase amount divided by the product of (a) 84% multiplied by (b) the public offering price per share in this offering.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our articles of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

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Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this offering.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “CNSP”.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer and Trust.

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Shares Eligible for Future Sale

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the closing of this offering, we will have:

•	15,881,615 shares of common stock outstanding;

•	3,837,881 shares of common stock underlying outstanding warrants at a weighted average exercise price of $3.99 per share; and

•	1,564,500 shares of common stock underlying outstanding options with a weighted average exercise price of $1.53 per share, which options vest over a three or four year period.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.

Lock-Up

Our executive officers, directors, our majority stockholder, Dr. Priebe (and his affiliated entities), and our other initial stockholders, representing in the aggregate approximately 10,204,298 shares of our outstanding common stock, have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is 15 months after the date of this offering, provided that our lock-up agreements with Mr. Lourie and Dr. Silberman will terminate if such person is no longer providing us services.

The investors in our private placements completed in 2017 and 2018, representing in the aggregate approximately 527,004 shares of our outstanding common stock, have agreed not to offer, sell or dispose of any shares of our common stock (other than shares of common stock underlying our outstanding warrants), subject to specified limited exceptions, until 90 days after the date of this offering, at which time such stockholders may sell up to one-third of such shares until the 150th day after the date of this offering and an additional one one-third of such shares until 210th day after the date of this offering; provided that if our common stock price is over $12.00 per share for five consecutive days, until such time as the price drops below such level, the holders may sell an additional one-third of their shares.

The investors in our private placement completed in 2019, representing in the aggregate approximately 817,500 shares of our outstanding common stock, have agreed not to offer, sell or dispose of any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is 180 days after the date of this offering.

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, which will equal approximately 158,816 shares, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plan

We intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, which will register 2,000,000 shares of common stock underlying stock options or restricted stock awards for issuance under our 2017 Stock Plan. Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates.

64

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with The Benchmark Company, LLC as representative for the underwriters in this offering. Each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of shares of common stock

The Benchmark Company, LLC

Total:	2,125,000

The underwriting agreement will provide that the underwriters are obligated to purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option, if any shares of common stock are purchased. The underwriters are offering the shares when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the SEC.

The representative of the underwriters has advised us that the underwriters propose to offer our shares to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $ per share. The underwriters and selected dealers may re-allow a concession to other dealers, including the underwriters, of not more than $ per share. After completion of the public offering of the common shares, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 281,250 shares of common stock on the same terms as the other shares being purchased by the underwriters from us, underwriting discounts and commissions to cover over-allotments, if any. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Underwriters’ Compensation

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

Discount

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of common stock to the underwriters at the initial offering price of $ per share, which represents the initial public offering price of our shares set forth on the cover page of this prospectus less a 7% underwriting discount.

65

The following table shows the per share price and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Per Share of Common Stock	Total without Exercise of Over-allotment option	Total with Exercise of Over-allotment option
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Non-accountable expense allowance (2)	$	$	$
Net proceeds to us	$	$	$

(1)	Represents an underwriting discount of 7% of public offering price.
(2)	The non-accountable expense allowance is equal to 1% of the gross proceeds of the offering.

Expense

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1% of the gross proceeds received in this offering. In addition, we have agreed to pay $25,000 as an advance payment towards the representative of underwriters’ accountable expenses (the “Advance”). The Advance shall be applied towards the representative of the underwriters’ accountable expenses. Any portion of the Advance will be returned to us in the event it is not actually incurred.

We have also agreed to pay or reimburse the underwriters for certain of the underwriters’ out-of-pocket expenses relating to the offering, including up to $100,000 of the fees and expenses of the underwriters’ outside legal counsel, the underwriters’ actual accountable “road show” expenses for the Offering, the costs associated with receiving commemorative mementos and lucite tombstones, and the costs of the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software in connection with the Offering, the due diligence fees and expenses of the Underwriters. Such actual out-of-pocket expenses shall, in the aggregate, not exceed $175,000. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $275,000. All fees already paid shall be reimbursable to us to the extent not actually incurred. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Warrants

Upon the closing of this offering, we have agreed to sell to the underwriters a warrant to purchase up to 7% of the number of common shares sold to in this offering. The warrant will be exercisable at an exercise price equal to 100% of the public offering price per share sold pursuant to this offering, subject to standard anti-dilution adjustments for share splits and similar transactions. The warrant will be exercisable beginning on the date that is 180 days from the date of effectiveness of the registration statement, and from time to time thereafter, in whole or in part, during the period ending five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrant is also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). Except as permitted by Rule 5110(g)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales under this prospectus. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.

Lock-up Agreements

We have agreed with the underwriters that we will not, without the prior consent of The Benchmark Company, LLC, as representative of the underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of common stock or securities convertible into, exchangeable or exercisable for any shares of common stock (excluding the exercise of certain warrants and or options currently outstanding and exercisable) for a period of six months after the date of this prospectus.

66

Our executive officers, directors, our majority stockholder, Dr. Priebe (and his affiliated entities), and our other initial stockholders, representing in the aggregate approximately 10,204,298 shares of our outstanding common stock, have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is 15 months after the date of this offering, provided that our lock-up agreements with Mr. Lourie and Dr. Silberman will terminate if such person is no longer providing us services.

The investors in our private placements completed in 2017 and 2018, representing in the aggregate approximately 527,004 shares of our outstanding common stock, have agreed not to offer, sell or dispose of any shares of our common stock (other than shares of common stock underlying our outstanding warrants), subject to specified limited exceptions, until 90 days after the date of this offering, at which time such stockholders may sell up to one-third of such shares until the 150th day after the date of this offering and an additional one one-third of such shares until 210th day after the date of this offering; provided that if our common stock price is over $12.00 per share for five consecutive days, until such time as the price drops below such level, the holders may sell an additional one-third of their shares.

The investors in our private placement completed in 2019, representing in the aggregate approximately 817,500 shares of our outstanding common stock, have agreed not to offer, sell or dispose of any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is 180 days after the date of this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than they are obligated to purchase under the underwriting agreement, creating a short position in our shares. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price per share the underwriters may bid for, and purchase, shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of share available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares in market making transactions, including “passive” market making transactions as described below.

The foregoing transactions may stabilize or maintain the market price of our shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in common shares on the Nasdaq Capital Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act of 1934. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our shares and or warrants in excess of the highest independent bid price by persons who are not passive market makers; net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

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Passive market making may stabilize or maintain the market price of our shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common shares offered.

Participation in Future Offerings

Until one year from the closing of the offering, the underwriters shall have a right of first refusal to act on our behalf as lead or managing underwriters or placement agents for any offering of securities.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common shares. The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The experience and skills of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares can be resold at or above the public offering price.

Listing

We have applied to have our shares listed on The Nasdaq Capital Market under the symbol “CNSP.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

The underwriters have informed us that they do not expect to confirm sales of our shares offered by this prospectus to any accounts over which they exercise discretionary authority. Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by The Loev Law Firm, PC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2018 and 2017 appearing in this prospectus have been audited by MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

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CNS Pharmaceuticals, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CNS Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CNS Pharmaceuticals, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2018 and the period from July 27, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and the period from July 27, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2019.

Houston, Texas

March 26, 2019

F-2

CNS Pharmaceuticals, Inc.

Balance Sheets

	December 31, 2018	December 31, 2017

Assets
Current Assets:
Cash and cash equivalents	$282,736	$110,543
Restricted cash	272,397	–
Prepaid expenses	33,000	51,651
Total current assets	588,133	162,194

Long-Term Assets:
Deferred issuance costs	95,200	–

Total Assets	$683,333	$162,194

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable	$128,071	$42,497
Accounts payable - related party	794	15,000
Accrued expenses	23,599	41,404
Convertible notes payable, net of discount	281,918	86,825
Notes payable	35,000	35,000
SAFE agreements	763,249	–
Total current liabilities	1,232,631	220,726

Total Liabilities	1,232,631	220,726

Commitments and contingencies

Stockholders' Deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized and 0 shares issued and outstanding	–	–
Common stock, $0.001 par value, 75,000,000 shares authorized and 12,694,504 and 10,270,667 shares issued and outstanding, respectively	12,695	10,271
Additional paid-in capital	7,049,268	150,559
Accumulated deficit	(7,611,261)	(219,362)
Total Stockholders' Deficit	(549,298)	(58,532)

Total Liabilities and Stockholders' Deficit	$683,333	$162,194

See accompanying notes to the financial statements.

F-3

CNS Pharmaceuticals, Inc.

Statements of Operations

	Year Ended December 31, 2018	Period from July 27, 2017 (Inception) through December 31, 2017

Operating expenses:
General and administrative	$860,520	$182,467
Research and development	21,267	32,638

Total operating expenses	881,787	215,105

Loss from operations	(881,787)	(215,105)

Other expense:
Loss on settlement of liabilities	(6,286,841)	–
Loss on change in fair value of SAFE agreements	(122,120)	–
SAFE agreement expenses	(54,454)	–
Interest expense	(28,615)	(4,257)
Amortization of debt discount	(18,082)	–
Total other expense	(6,510,112)	(4,257)

Net loss	$(7,391,899)	$(219,362)

Loss per share - basic and diluted	(0.70)	(0.02)
Weighted average shares outstanding - basic and diluted	$10,510,551	$9,568,752

See accompanying notes to the financial statements.

F-4

CNS Pharmaceuticals, Inc.

Statements of Stockholders' Deficit

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance (at inception) July 27, 2017	–	$–	$–	$–	$–

Issuance of founder shares	9,074,000	9,074	–	–	9,074

Common stock issued to officers	930,000	930	40,260	–	41,190

Common stock issued for research and development expense	200,000	200	8,800	–	9,000

Common stock issued for cash	66,667	67	99,933	–	100,000

Stock-based compensation	–	–	590	–	590

Warrants and beneficial conversion feature on convertible notes payable	–	–	976	–	976

Net loss	–	–	–	(219,362)	(219,362)

Balance, December 31, 2017	10,270,667	10,271	150,559	(219,362)	(58,532)

Common stock issued for cash	260,337	260	390,240	–	390,500

Common stock issued for services	5,000	5	7,495	–	7,500

Stock-based compensation	–	–	102,740	–	102,740

Placement agent warrants issued with convertible notes	–	–	15,163	–	15,163

Common stock and warrants issued for extinguishment of convertible notes payable and accrued interest	2,158,500	2,159	6,383,071	–	6,385,230

Net loss	–	–	–	(7,391,899)	(7,391,899)

Balance, December 31, 2018	12,694,504	$12,695	$7,049,268	$(7,611,261)	$(549,298)

See accompanying notes to the financial statements.

F-5

CNS Pharmaceuticals, Inc.

Statements of Cash Flows

	December 31, 2018	Period from July 27, 2017 (Inception) through December 31, 2017

Cash Flows from Operating Activities:
Net loss	$(7,391,899)	$(219,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	110,240	49,939
Amortization of note payable discount	18,082	976
Loss on change in fair value of SAFE agreements	122,120	–
SAFE agreement accrued expenses	54,454	–
Loss on settlement of convertible debt	6,286,841	–
Common stock issued for research and development expense	–	9,000
Changes in operating assets and liabilities:
Prepaid expenses	18,651	(51,651)
Accounts payable	85,574	42,497
Accounts payable-related party	(14,206)	15,000
Accrued expenses	(6,242)	41,404
Net Cash Used in Operating Activities	(716,385)	(112,197)

Cash Flows from Financing Activities:
Proceeds from convertible debt	300,000	86,825
Payment of placement agent fee	(21,000)	–
Payments of deferring issuance cost	(95,200)	–
Proceeds from notes payable	–	35,000
Proceeds from related party advances	–	85
Payments on related party advances	–	(85)
Proceeds from SAFE agreements	586,675	–
Proceeds from sale of common stock	390,500	100,000
Proceeds from common stock issued to officers	–	915
Net Cash Provided by Financing Activities	1,160,975	222,740

Net change in cash and cash equivalents and restricted cash	444,590	110,543

Cash and cash equivalents and restricted cash, at beginning of period	110,543	–

Cash and cash equivalents and restricted cash, at end of period	$555,133	$110,543

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Convertible notes payable and accrued interest settled with common stock and warrants	$98,389	$–
Placement agent warrants issued with convertible notes payable	$15,163	$976

See accompanying notes to the financial statements.

F-6

CNS Pharmaceuticals, Inc.

Notes to the Financial Statements

Note 1 – Nature of Business

CNS Pharmaceuticals, Inc. is a pre-clinical pharmaceutical company organized as a Nevada corporation on July 27, 2017 to focus on the development of anti-cancer drug candidates.

Note 2 – Summary of Significant Accounting Policies

The accompanying audited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end is December 31.

Use of Estimates in Financial Statement Presentation - The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern - These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of December 31, 2018, the Company has incurred an accumulated deficit of $7,611,261 since inception, and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of December 31, 2018 is sufficient to fund its planned operations into but not beyond the near term. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, collaborations, strategic alliances and licensing arrangements and delay planned cash outlays or a combination thereof. Management cannot be certain that such events or a combination thereof can be achieved.

Cash and Cash Equivalents - The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000. The amount in excess of the FDIC insurance at December 31, 2018 was $32,736.

Restricted Cash - The following table provides a reconciliation of cash and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows. The Company’s restricted cash is discussed below in Note 4.

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$282,736	$110,543
Restricted cash	272,397	–
Total	$555,133	$110,543

F-7

Property and Equipment - Property and equipment will be recorded at cost and depreciated over their estimated useful lives using the straight-line depreciation method as follows:

Leasehold improvement	Shorter of estimated useful lives or the term of the lease
Computer equipment	2 years
Machinery and equipment	5 years
Furniture and office equipment	7 years

Intangible Assets - Intangible assets with finite lives will be amortized using the straight-line method over their estimated period of benefit. If an intangible asset is identified as an in-process research & development (“IPR&D”) asset, then no amortization will occur until the development is complete. If the associated research and development effort is abandoned, the related assets will be written-off and the Company will record a noncash impairment loss on its statements of operations. For those compounds that reach commercialization, the IPR&D assets will be amortized over their estimated useful lives.

We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. Intangible assets are tested for impairment on an annual basis, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach.

Beneficial Conversion Feature - From time to time, the Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The Company estimated the fair value of its common stock on the dates issued. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital, if any. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Fair Value of Financial Instruments - The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments. The long-term debt approximate fair value since the related rates of interest approximate current market rates.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

F-8

Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (ASC) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Stock-based Compensation - Employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of December 31, 2018, the Company’s potentially dilutive shares and options, which were not included in the calculation of net loss per share, included notes convertible to 200,000 common shares, warrants to purchase 3,674,130 common shares, and options for 675,000 common shares. As of December 31, 2017, the Company’s potentially dilutive shares and options, which were not included in the calculation of net loss per share, included notes convertible to 4,060,942 common shares, warrants to purchase 1,206,059 common shares, and options for 275,000 common shares.

Research and Development Costs - Research and development costs are expensed as incurred.

Subsequent Events - The Company’s management reviewed all material events through March 26, 2019 the date these financial statements were available to be issued for subsequent event disclosure consideration.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which will replace numerous requirements in U.S. GAAP, including industry-specific requirements, and provide companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, the FASB approved a proposal to defer the effective date of the guidance until annual and interim reporting periods beginning after December 15, 2017. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have an impact on the Company’s financial statements as the Company has generated no revenue to date.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the impact that this standard will have on its financial statements, but does not believe it will have a material impact on the Company’s financial statements due to the lack of lease agreements for the Company at this time.

F-9

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This ASU applies to all entities that are required to present a statement of cash flows under Topic 230. The amendments provide guidance on eight specific cash flow issues and includes clarification on how these items should be classified in the statement of cash flows and is designed to help eliminate diversity in practice as to where items are classified in the cash flow statement. Furthermore, in November 2016, the FASB issued additional guidance on this Topic that requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with earlier application permitted for all entities. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have a significant impact on the Company’s financial statements.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Note 3 –Notes Payable

Convertible Notes Payable

On various dates during 2017, the Company entered into seven unsecured convertible promissory notes and warrants for aggregate proceeds of $86,825. Each note bears interest at 10% per annum and are scheduled to mature on the earlier of one year after issuance or the completion of an initial public offering (“IPO”) of the Company’s securities. Each debt holder was issued common stock warrants as further discussed in the Equity footnote.

These notes will to be automatically converted according to their terms into shares of the Company’s common stock at the applicable conversion price upon the Company’s IPO to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. After the completion of the Company’s IPO and until such time as the notes are converted into shares of common stock, the maturity date of the notes will automatically be extended until fully converted, we will not be permitted to repay the notes, and accrued interest relating to the notes will continue to accrue. In August 2018, the maturity date of these notes was extended an additional six months.

The convertible notes were analyzed for a beneficial conversion feature on various issuance dates. A total discount of $488 was recorded as a beneficial conversion feature which was fully amortized at December 31, 2017. The Company also recorded a debt discount related to the relative fair value of the warrants in the amount of $488 which was fully amortized at December 31, 2017.

On June 14, 2018, the Company entered into an agreement to issue a 10% convertible note in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of a public offering at a conversion rate of $1.50 per share.  In conjunction with this convertible note payable a placement fee of 14,000 warrants were issued. The warrants have a 5-year life and an exercise price of $1.50. These warrants were recorded for $15,163 as a debt discount. In addition, $21,000 of placement agent fees were paid related to this note which was also recorded as a debt discount. During the year ended December 31, 2018, $18,082 of the discount was amortized leaving an unamortized balance of $18,082 at December 31, 2018.

On December 31, 2018, the Company amended the 2017 convertible notes to allow the notes to be converted prior to the Company’s IPO at the holders’ option. Certain debtholders then exercised their right to convert the outstanding principal and accrued interest of their outstanding notes on December 31, 2018. A total of $38,670 of outstanding principal and $3,128 of accrued interest was converted into 2,158,500 shares of common stock. Additionally, certain note holders entered into settlement agreements to extinguish their remaining principal balance of $48,155 and remaining accrued interest of $8,434 in exchange for 2,454,071 warrants to purchase common stock at an exercise price of $0.70 per share for a term of five years. The December 31, 2018 amendment, conversion and settlement was accounted for as an extinguishment and a loss on extinguishment of $6,286,841 was recognized.

F-10

The table below represents the shares that are convertible at December 31, 2018 relating to the principal amounts of the remaining convertible notes payable and excludes any shares that are convertible relating to the associated accrued interest:

Issuance Date	Principal Balance, December 31, 2018	Conversion Rate	Shares convertible into at December 31, 2018	Warrants issued with convertible notes
June 14, 2018	$300,000	$1.50	200,000	–
Less: Discount	(22,543)
Total	$277,457		200,000	–

Issuance Date	Principal Balance, December 31, 2017	Conversion Rate	Shares convertible into at December 31, 2017	Warrants issued with convertible notes
August 7, 2017	$150	$0.001	150,000	44,500
August 7, 2017	75	0.001	75,000	22,275
August 8, 2017	750	0.001	750,000	222,750
August 16, 2017	20,000	0.0138	1,449,275	430,400
August 29, 2017	3,450	0.0138	250,000	74,244
September 6, 2017	26,000	0.045	577,778	171,600
September 7, 2017	36,400	0.045	808,889	240,240

Total	$86,825		4,060,942	1,206,059

Notes Payable

During 2017, the Company issued two notes payable for total cash proceeds of $35,000. The notes bear interest at the rate of 10% per year and originally matured on January 31, 2018. Prior to maturity, the notes were extended through September 30, 2018, and again extended through December 31, 2018. The notes and accrued interest were paid in full in January 2019.

Note 4 – SAFE Agreements

During the year ended December 31, 2018, the Company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through a Regulation Crowdfunding campaign in exchange for cash investments totaling $628,558. Upon an initial public offering of the Company’s common shares or a change of control, the amount invested under the SAFE agreements will automatically convert into the Company’s common shares. The number of shares the SAFE agreement investors will receive is based on a 16% discount to the pricing in the triggering equity financing. The SAFE agreements do not limit the number of shares that the issuer could be required to issue upon conversion. If there is a voluntary termination of operations, a general assignment for the benefit of the Company’s creditors or any other liquidation, dissolution or winding up of the Company voluntary or involuntary before the SAFE agreements terminate upon conversion, subject to the preferences applicable to any series of preferred stock, the Company will distribute its entire assets legally available for distribution with equal priority between the investors of SAFE agreements (on an as converted basis based on a valuation of common stock as determined in good faith by the Company’s board of directors) and common stock holders. The SAFE agreements have no interest rate or maturity date and the SAFE investors have no voting right prior to conversion.

F-11

In accordance with the SAFE agreements, 50% of the funds raised, net of all fees associated with the use of a campaign platform will be held in an escrow account. The escrow funds will be released to the Company upon successfully acquiring the patent rights from HPI and upon the Company’s spending on Phase 2 clinical trials of an amount equal to at least half of the escrow funds prior to December 28, 2019. If the escrow funds are not released to the Company before December 28, 2019, the funds will be distributed to the SAFE agreement investors. Such distribution will not reduce the number of common shares that the investors will receive upon conversion.

As of December 31, 2018, the SAFE agreements have not yet converted as a qualifying financing had not yet occurred. The SAFE agreements are recorded as a liability until conversion occurs. As of December 31, 2018, the Company received $314,278 of proceeds related to this agreement. The Company incurred a total of $41,883 of commission and other fees which were settled out of the proceeds. The remaining $272,397 is reflected as a Restricted Cash until released according to the SAFE agreement. In addition, the Company recorded a commission of $12,571 as an increase to the SAFE agreement liability. During the year ended December 31, 2018 a loss of $122,120 was recorded to adjust the SAFE agreement liability to fair value.

Note 5 – Equity

In October 2018 the Company amended the articles of incorporation to increase the authorized shares of common stock to 75,000,000 having a par value of $0.001 per share. In addition, the Company authorized 5,000,000 shares of preferred stock to be issued having a par value of $0.001. The specific rights of the preferred stock shall be determined by the board of directors.

Common Stock

In July 2017, the Company issued a total of 9,074,000 shares of common stock to a founding group of seven companies and individuals for services valued at $9,074 or par value. In addition, in July 2017 the Company issued 15,000 shares of common stock to its Chief Financial Officer, Matthew Lourie, in exchange for $15. The shares issued to Mr. Lourie are subject to a buyback provision as discussed in Note 7.

On September 30, 2017, the Company issued 900,000 shares of common stock to John Climaco related to his role as Chief Executive Officer. Mr. Climaco paid $900 for his shares on October 19, 2017. The Company determined that the fair value of the shares issued for services was $39,600 in excess of the amount paid and has recorded this value as stock-based compensation. The shares issued to Mr. Climaco are subject to a buyback provision as discussed in Note 7.

On November 8, 2017 the Company issued an additional 15,000 shares of common stock to Matthew Lourie for services. These shares are subject to a buyback provision as discussed in Note 7. An expense of $675 was recorded as compensation.

On December 28, 2017, the Company issued 200,000 shares of common stock to Houston Pharmaceuticals, Inc., an entity controlled by a member of our founding group and majority shareholder. The fair value of the shares, or $9,000, was recorded as an expense related to the acquisition of the license discussed in Note 7.

On December 28, 2017 after the acquisition of the license discussed in Note 7, the Company issued 66,667 shares of common stock for cash proceeds of $100,000.

On January 12, 2018, the Company issued 5,000 shares of common stock valued at $7,500 to a consultant for services.

During the year ended December 31, 2018, the Company issued 260,337 shares of common stock for cash proceeds of $390,500.

On December 31, 2018, the Company issued 2,158,500 shares of common stock upon conversion of debt and accrued interest. See Note 3.

F-12

Stock Options

In 2017, the Board of Directors of the Company approved the CNS Pharmaceuticals, Inc. 2017 Stock Plan (the “Plan”). The Plan allows for the Board of Directors to grants various forms of incentive awards for up to 2,000,000 shares of common stock. No key employee may receive more than 500,000 shares of common stock (or options to purchase more than 500,000 shares of common stock) in a single year.

On November 8, 2017, the Company issued non-qualified stock options to members of the board of directors. The options cover 200,000 shares, have an original life of ten years and vest over 36 months. The options had a fair value of $8,294 at grant date. The exercise price per share is $0.045 for these shares.

On December 22, 2017, the Company issued non-qualified stock options to our Chief Medical Officer. The options cover 75,000 shares, have an original life of ten years and vest in four equal installments on each of the succeeding four anniversary dates. The options had fair value of $3,110 at grant date. The exercise price is $0.045 for these shares.

During 2017, the Company recorded $590 stock compensation expense in relation to the common stock options issued to the directors and officer.

On February 19, 2018, the Company issued non-qualified stock options to a new member of our Scientific Advisory Committee. The options cover 100,000 shares, have an original life of ten years and vest in four equal installments on each of the succeeding four anniversary dates. The exercise price is $1.50 for these options. The fair value of the options was $138,017 on the grant date.

On June 25, 2018, the Company issued non-qualified stock options to a new member of the board of directors. The options cover 100,000 shares, have an original life of ten years and vest over 36 months. The options had a fair value of $138,016 at grant date. The exercise price per share is $1.50 for these shares.

On July 9, 2018, the Company issued non-qualified stock options to two new members of the board of directors. The options cover 200,000 shares, have an original life of ten years and vest over 36 months. The options had a fair value of $276,024 at grant date. The exercise price per share is $1.50 for these shares.

During the years ended December 30, 2018 and 2017, the Company recognized $102,740 and $590 of stock-based compensation, respectively, related to outstanding stock options. At December 31, 2018, the Company had $460,132 of unrecognized expenses related to options.

The following table summarizes the stock option activity for the years ended December 31, 2018 and the period from July 27, 2017 (inception) through December 31, 2017:

	Options	Weighted-Average Exercise Price Per Share
Outstanding, July 27, 2017 (inception)	–
Granted	275,000	$0.045
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding, December 31, 2017	275,000	0.045
Granted	400,000	1.50
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding, December 31, 2018	675,000	0.91

F-13

The following table discloses information regarding outstanding and exercisable options at December 31, 2018:

	Outstanding			Exercisable
Exercise Price	Number of Option/Warrant Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$1.50	400,000		9.42	50,004
$0.045	275,000		8.89	77,784
Total	675,000	$0.91	9.21	127,788	$0.63

As of December 31, 2018, the aggregate intrinsic value of options vested and outstanding was $97,008. The aggregate fair value of the options measured during the year ended December 31, 2018 and the period from July 27, 2017 through December 31, 2017 were calculated using the Black-Scholes option pricing model based on the following assumptions:

	Year Ended December 31, 2018	Period from July 27, 2017 (inception) through December 31, 2017
Fair value of common stock on measurement date	$1.50 per share	$0.045 per share
Risk free interest rate (1)	2.5% to 2.88%	2.33% to 2.48%
Volatility (2)	106.4% to 106.9%	107.6% to 107.8%
Dividend yield (3)	0%	0%
Expected term (in years)	10	10

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

As of December 31, 2018, there are 1,325,000 awards remaining to be issued under the Plan.

Stock Warrants

During 2017, the Company issued 1,206,059 common stock warrants all of which were granted in conjunction with the issuance of the convertible notes payable (see Note 3) and had a fair value at the grant date of $491. All warrants have an exercise price of $11.00, an original life of five years and are currently exercisable.

On June 14, 2018, in conjunction with the issuance of a convertible note payable a placement fee of 14,000 warrants were issued. The warrants have a 5-year life and an exercise price of $1.50.

On December 31, 2018, the Company certain note holders entered into settlement agreements to extinguish their remaining principal balance of $48,155 and remaining accrued interest of $8,434 in exchange for 2,454,071 warrants to purchase common stock at an exercise price of $0.70 per share for a term of five years.

F-14

The following table summarizes the stock warrant activity for the year ended December 31, 2018 and the period from July 27, 2017 (inception) through December 31, 2017:

	Warrants	Weighted-Average Exercise Price Per Share
Outstanding, July 27, 2017 (inception)	–	$–
Granted	1,206,059	11.00
Exercised	–
Forfeited	–
Expired	–
Outstanding, December 31, 2017	1,206,059	11.00
Granted	2,468,071	0.70
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding, December 31, 2018	3,674,130	$4.08

The following table discloses information regarding outstanding and exercisable warrants at December 31, 2018:

	Outstanding			Exercisable
Exercise Price	Number of Option/Warrant Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$11.00	1,206,059		3.64	1,206,059
$1.50	14,000		4.45	14,000
$0.70	2,454,071		5.00	2,454,071
Total	3,674,130	$4.08	4.55	3,674,130	$4.08

As of December 31, 2018, the aggregate intrinsic value of warrants vested and outstanding was $1,963,257. The aggregate fair value of the warrants issued measured during the year ended December 31, 2018 and the period from July 27, 2017 through December 31, 2017 were calculated using the Black-Scholes option pricing model based on the following assumptions:

	Year Ended December 31, 2018	Period from July 27, 2017 (inception) through December 31, 2017
Fair value of common stock on measurement date	$1.50 per share	$0.001 to 0.045 per share
Risk free interest rate (1)	2.50% - 2.81%	1.13% - 1.22%
Volatility (2)	93.0% - 106.2%	91.5% - 91.8%
Dividend yield (3)	0%	0%
Expected term (in years)	5	5

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

F-15

Other

On April 10, 2018, the Company engaged Boustead Securities, LLC (“Boustead”) to act as exclusive financial advisor related to the Company’s NASDAQ Initial Public Offering. Boustead will be compensated a success fee of 7% of the gross offering proceeds and warrants equal to 7% of the shares sold with a five-year term and an exercise price equal to the price of the initial public offering.  In addition, the Company agreed to reimburse Boustead for expenses. The initial term of the agreement will expire upon the earlier of one year or six months from the final closing of the initial public offering. In addition, an entity related to Boustead is a holder of the Company’s outstanding convertible debt as of December 31, 2018.

Note 6 – Income Taxes

The Company is subject to United States federal income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows (rounded to nearest $00):

	Year Ended December 31, 2018	From July 27, 2017 (Inception) to December 31, 2017
Income tax benefit computed at the statutory rate	$1,552,300	76,800
Non-deductible expenses	(1,369,000)	(21,000)
Effect of U.S. tax law change (1)	–	(22,300)
Change in valuation allowance	(183,300)	(33,500)
Provision for income taxes	$–	–

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, which among other changes reduces the federal corporate tax rate to 21%. Our U.S. deferred tax assets as of December 31, 2017 were re-measured from 35% to 21%.

Significant components of the Company’s deferred tax assets after applying enacted corporate income tax rates are as follows:

	As of December 31, 2018	As of December 31, 2017
Deferred income tax assets
Net operating losses	$216,800	$33,500
Valuation allowance	(216,800)	(33,500)
Net deferred income tax assets	$–	$–

The Company has an operating loss carry forward of approximately $1,032,000, which expires commencing in 2037.

Note 7 – Commitments and Contingencies

Employment and Consulting Agreements

On September 1, 2017, the Company entered into an employment agreement with Mr. John Climaco pursuant to which Mr. Climaco agreed to serve as Chief Executive Officer and Director of the Company commencing on such date for an initial term of three years. The agreement provides for an initial annual salary of $150,000. The annual salary shall increase at the completion of the Company’s initial public offering to an annual salary of $300,000. Pursuant to the employment agreement, the Company and Mr. Climaco agreed to issue Mr. Climaco 900,000 shares of common stock in exchange for $900, which purchase was finalized on September 30, 2017. The common shares may be reacquired by the Company if employment is terminated prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if employment is terminated prior to the expiration of the agreement. Effective March 1, 2019, the employment agreement was amended to increase the annual salary to $186,000 and establish Mr. Climaco as a full-time employee.

F-16

On July 27, 2017, the Company entered into a consulting agreement with a company owned by Mr. Matthew Lourie pursuant to which Mr. Lourie agreed to serve as Chief Financial Officer of the Company on a part time basis commencing on such date for an initial term of one year, which will be automatically renewed for additional one-year terms unless either party chooses to cancel the agreement with 30 days-notice. The agreement provides for a monthly compensation of $5,000 and a one-time right to purchase 15,000 shares of common stock at $0.001 per share. The common shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to two years after the initial public offering.

WP744 Portfolio (Berubicin)

On November 21, 2017, the Company entered into a Collaboration and Asset Purchase Agreement with Reata Pharmaceuticals, Inc. (“Reata”). Through this agreement, the Company purchased all of Reata’s rights, title, interest and previously conducted research and development results in the chemical compound commonly known as Berubicin. In exchange for these rights, the Company agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from the Company’s first commercial sale of Berubicin plus $10,000. Reata also agreed to collaborate with the Company on the development of Berubicin, from time to time.

On December 28, 2017, the Company entered into a Technology Rights and Development Agreement with Houston Pharmaceuticals, Inc. (“HPI”). HPI is owned by the person who controls a majority of our shares. Pursuant to this agreement, the Company obtained a worldwide exclusive license to the chemical compound commonly known as WP744. In exchange for these rights, the Company agreed to pay consideration to HPI as follows: (i) a royalty of 2% of net sales of any product utilizing WP744 for a period of ten years after the first commercial sale of such; and (ii) $100,000 upon beginning Phase II clinical trials; and (iii) $200,000 upon the approval by the FDA of a New Drug Application for any product utilizing WP744; and (iv) a series of quarterly development payments totaling $750,000 beginning immediately after the Company’s raise of $7,000,000 of investment capital. In addition, the Company issued 200,000 shares of the Company’s common stock valued at $0.045 per share to HPI upon execution of the agreement. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. On December 28, 2018, the agreement with HPI was amended to defer the payment of the extension fee until June 30, 2019.

On August 30, 2018, we entered into a sublicense agreement with WPD Pharmaceuticals, Inc. (“WPD”). Pursuant to the agreement, the Company granted WPD an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License within the following countries: Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Moldova, Romania, Bulgaria, Serbia, Macedonia, Albania, Armenia, Azerbaijan, Georgia, Montenegro, Bosnia, Croatia, Slovenia, Slovakia, Czech Republic, Hungary, Chechnya, Uzbekistan, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Greece, Austria, and Russia. The sublicense agreement provides that WPD must use commercially reasonable development efforts to attempt to develop and commercialize licensed products in the above mentioned territories, which means the expenditure of at least $2.0 million on the development, testing, regulatory approval or commercialization of the licensed products during the three year period immediately following the date of the sublicense agreement. In the event that WPD fails to use commercially reasonable development efforts by the foregoing three-year deadline, we have the right to terminate this sublicense agreement. In consideration for the rights granted under the sublicense agreement, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, WPD agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. WPD is a Polish corporation that is majority-owned by an entity controlled by Dr. Priebe, our founder and largest shareholder.

On August 31, 2018, the Company entered into a sublicense agreement with Animal Life Sciences, LLC (“ALI”), pursuant to which we granted ALI an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License solely for the treatment of cancer in non-human animals through any type of administration. In consideration for the rights granted under the sublicense agreement, ALI agreed to issue us membership interests in ALI equal to 1.52% of the outstanding ALI membership interests. As additional consideration for the rights granted, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, ALI agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. Dr. Priebe holds 38% of the membership interests of ALI.

F-17

Note 8 – Subsequent Events

On January 29, 2019, the Company entered into a consulting agreement with WPD, a related party. The agreement is for a period of one year, with compensation of $5,000 per month. The consulting services include the full-time services of a technical researcher currently employed by WPD. The Company paid $30,000 for the first six months upon execution of the agreement.

F-18

CNS Pharmaceuticals, Inc.

Balance Sheets

(Unaudited)

	June 30, 2019	December 31, 2018

Assets
Current Assets:
Cash and cash equivalents	$911,928	$282,736
Restricted cash	269,399	272,397
Prepaid expenses	421,368	33,000
Total current assets	1,602,695	588,133

Fixed Assets
Furniture and Equipment, net	8,210	–

Long-Term Assets:
Deferred issuance cost	31,000	95,200

Total Assets	$1,641,905	$683,333

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable	$164,962	$128,071
Accounts payable - related party	–	794
Accrued expenses	35,990	23,599
Convertible notes payable, net of discount	300,000	281,918
Notes payable	–	35,000
SAFE agreements	763,249	763,249
Total current liabilities	1,264,201	1,232,631

Total Liabilities	1,264,201	1,232,631

Commitments and contingencies

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized and 0 shares issued and outstanding	–	–
Common stock, $0.001 par value, 75,000,000 shares authorized and 13,537,004 and 12,694,504 shares issued and outstanding, respectively	13,537	12,695
Additional paid-in capital	8,618,636	7,049,268
Accumulated deficit	(8,254,469)	(7,611,261)
Total Stockholders' Equity (Deficit)	377,704	(549,298)

Total Liabilities and Stockholders' Equity (Deficit)	$1,641,905	$683,333

See accompanying notes to the unaudited financial statements.

F-19

CNS Pharmaceuticals, Inc.

Statement of Operations

(Unaudited)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018

Operating expenses:
General and administrative	$372,332	$196,116	$519,115	$486,632
Research and development	42,730	482	91,037	16,667

Total operating expenses	415,062	196,598	610,152	503,299

Loss from operations	(415,062)	(196,598)	(610,152)	(503,299)

Other expenses:
SAFE agreement expenses	–	(54,454)	–	(54,454)
Interest expense	(7,480)	(4,353)	(14,974)	(7,351)
Amortization of debt discount	(9,165)	(2,078)	(18,082)	(2,078)

Net loss	$(431,707)	$(257,483)	$(643,208)	$(567,182)

Loss per share - basic and diluted	$(0.03)	$(0.02)	$(0.05)	(0.05)
Weighted average shares outstanding - basic and diluted	13,202,856	10,536,004	12,959,496	10,472,399

See accompanying notes to the unaudited financial statements.

F-20

CNS Pharmaceuticals, Inc.

Statements of Stockholders' Equity (Deficit)

(Unaudited)

			Additional		Total Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance December 31, 2017	10,270,667	$10,271	$150,559	$(219,362)	$(58,532)

Common stock issued for cash	260,337	260	390,240	–	390,500

Common stock issued for services	5,000	5	7,495	–	7,500

Stock-based compensation	–	–	5,198	–	5,198

Net loss	–	–	–	(309,699)	(309,699)

Balance March 31, 2018	10,536,004	10,536	553,492	(529,061)	34,967

Beneficial conversion feature and warrant issuance	–	–	28,867	–	28,867

Stock-based compensation	–	–	9,510	–	9,510

Net loss	–	–	–	(257,483)	(257,483)

Balance June 30, 2018	10,536,004	$10,536	$591,869	$(786,544)	$(184,139)

Balance December 31, 2018	12,694,504	$12,695	$7,049,268	$(7,611,261)	$(549,298)

Stock-based compensation	–	–	44,016	–	44,016

Net loss	–	–	–	(211,501)	(211,501)

Balance March 31, 2019	12,694,504	12,695	7,093,284	(7,822,762)	(716,783)

Common stock issued for cash, net	767,500	767	1,406,402	–	1,407,169

Common stock issued for services	75,000	75	49,105	–	49,180

Stock-based compensation	–	–	69,845	–	69,845

Net loss	–	–	–	(431,707)	(431,707)

Balance June 30, 2019	13,537,004	$13,537	$8,618,636	$(8,254,469)	$377,704

See accompanying notes to the unaudited financial statements.

F-21

CNS Pharmaceuticals, Inc.

Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018

Cash Flows from Operating Activities:
Net loss	$(643,208)	$(567,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	113,861	22,208
Common stock issued for services	49,180	–
SAFE agreement accrued expenses	–	54,454
Amortization of debt discount	18,082	2,078
Write off of deferred issuance cost	102,225	–
Depreciation	167	–
Changes in operating assets and liabilities:
Prepaid expenses	(388,368)	49,981
Accounts payable	36,891	26,790
Accounts payable-related party	(794)	(15,000)
Accrued expenses	12,391	(26,685)
Net Cash Used in Operating Activities	(699,573)	(453,356)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(8,377)	–
Net Cash (Used in) Provided by Financing Activities	(8,377)	–

Cash Flows from Financing Activities:
Payment of deferred issuance cost	(38,025)	(96,000)
Proceeds from convertible debt, net of discount	–	279,000
Payments on notes payable	(35,000)
Proceeds from SAFE agreements	–	150,000
Proceeds from common stock issuance	1,407,169	390,500
Net Cash (Used in) Provided by Financing Activities	1,334,144	723,500

Net change in cash and cash equivalents and restricted cash	626,194	270,144

Cash and cash equivalents and restricted cash, at beginning of period	555,133	110,543

Cash and cash equivalents and restricted cash, at end of period	$1,181,327	$380,687

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,993	$–
Cash paid for income taxes	$–	$–

Non-cash transactions
SAFE agreements issued for other receivable	$–	$478,558
Beneficial conversion feature and warrant issuance	$–	$28,867

See accompanying notes to the unaudited financial statements.

F-22

CNS Pharmaceuticals, Inc.

Notes to the Unaudited Financial Statements

Note 1 – Nature of Business

CNS Pharmaceuticals, Inc. (the “Company”) is a pre-clinical pharmaceutical company organized as a Nevada corporation on July 27, 2017 to focus on the development of anti-cancer drug candidates.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation - The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim unaudited financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary in order to make the condensed financial statements not misleading.  Operating results for the six months ended June 30, 2019 are not necessarily indicative of the final results that may be expected for the year ended December 31, 2019.   For more complete financial information, these unaudited financial statements should be read in conjunction with the audited financial statements for the period ended December 31, 2018 included in our Form S-1 filed with the SEC.  Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form S-1, have been omitted.

Going Concern - These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2019, the Company has a working capital deficit and has incurred an accumulated deficit of $8,254,469 since inception and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of June 30, 2019 is sufficient to fund its planned operations into but not beyond the near term. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, collaborations, strategic alliances and licensing arrangements and delay planned cash outlays or a combination thereof. Management cannot be certain that such events or a combination thereof can be achieved.

Restricted Cash - The following table provides a reconciliation of cash and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows. Restricted cash are funds related to the SAFE agreements that will not be released to the Company until successfully acquiring the patent rights from HPI and upon the Company’s spending on Phase 2 clinical trials of an amount equal to at least half of the escrow funds prior to December 28, 2019. If the Restricted cash is not released to the Company before December 28, 2019, the funds will be distributed to the SAFE agreement investors.

	June 30,	December 31,
	2019	2018
Cash and cash equivalents	$911,928	$282,736
Restricted cash	269,399	272,397
Total	$1,181,327	$555,133

F-23

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. For the six months ended June 30, 2019, the Company’s potentially dilutive shares and options, which were not included in the calculation of net loss per share, included notes convertible to 200,000 common shares, warrants to purchase 3,837,880 common shares, and options for 1,564,500 common shares. For the six months ended June 30, 2018, the Company’s potentially dilutive shares and options, which were not included in the calculation of net loss per share, included notes convertible to 4,260,942 common shares, warrants to purchase 1,220,059 common shares, and options for 475,000 common shares.

Recent Accounting Pronouncements - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption. The adoption of this standard did not have an impact on the Company’s financial statements due to the lack of lease agreements for the Company at this time.

Subsequent Events - The Company’s management reviewed all material events through August 21, 2019 the date these financial statements were available to be issued for subsequent event disclosure consideration.

Note 3 –Notes Payable

Convertible Notes Payable

On June 14, 2018, the Company entered into an agreement to issue a 10% convertible note in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of a public offering at a conversion rate of $1.50 per share.  In conjunction with this convertible note payable a placement fee of 14,000 warrants were issued. The warrants have a 5-year life and an exercise price of $1.50. These warrants were recorded for $15,163 as a debt discount. In addition, $21,000 of placement agent fees were paid related to this note which was also recorded as a debt discount. As of June 30, 2019 the discount was fully amortized.

Notes Payable

During 2017, the Company issued two notes payable for total cash proceeds of $35,000. The notes bear interest at the rate of 10% per year and originally matured on January 31, 2018. Prior to maturity, the notes were extended through September 30, 2018, and again extended through December 31, 2018. The notes and accrued interest were paid in full in January 2019.

F-24

Note 4 – SAFE Agreements

During the year ended December 31, 2018, the Company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through a Regulation Crowdfunding campaign in exchange for cash investments totaling $628,558. Upon an initial public offering of the Company’s common shares or a change of control, the amount invested under the SAFE agreements will automatically convert into the Company’s common shares. The number of shares the SAFE agreement investors will receive is based on a 16% discount to the pricing in the triggering equity financing. The SAFE agreements do not limit the number of shares that the issuer could be required to issue upon conversion. If there is a voluntary termination of operations, a general assignment for the benefit of the Company’s creditors or any other liquidation, dissolution or winding up of the Company voluntary or involuntary before the SAFE agreements terminate upon conversion, subject to the preferences applicable to any series of preferred stock, the Company will distribute its entire assets legally available for distribution with equal priority between the investors of SAFE agreements (on an as converted basis based on a valuation of common stock as determined in good faith by the Company’s board of directors) and common stock holders. The SAFE agreements have no interest rate or maturity date and the SAFE investors have no voting right prior to conversion.

In accordance with the SAFE agreements, 50% of the funds raised, net of all fees associated with the use of a campaign platform will be held in an escrow account and are included in Restricted Cash. The escrow funds will be released to the Company upon successfully acquiring the patent rights from HPI and upon the Company’s spending on Phase 2 clinical trials of an amount equal to at least half of the escrow funds prior to December 28, 2019. If the escrow funds are not released to the Company before December 28, 2019, the funds will be distributed to the SAFE agreement investors. Such distribution will not reduce the number of common shares that the investors will receive upon conversion.

As of June 30, 2019, the SAFE agreements have not yet converted as a qualifying financing had not yet occurred. The SAFE agreements are recorded as a liability until conversion occurs.

Note 5 – Equity

Stock Options

In 2017, the Board of Directors of the Company approved the CNS Pharmaceuticals, Inc. 2017 Stock Plan (the “Plan”). The Plan allows for the Board of Directors to grants various forms of incentive awards for up to 2,000,000 shares of common stock. No key employee may receive more than 500,000 shares of common stock (or options to purchase more than 500,000 shares of common stock) in a single year.

On June 28, 2019, the Board of Directors approved a grant 889,500 to officers and employees of the Company. The options will vest in four equal annual instalments beginning on the first anniversary following issuance. The options have a ten-year term and have an excersie price of $2.00 per share. The fair value of the options at issuance was $1,631,737.

During the six months ended June 30, 2019 and 2018, the Company recognized $91,431 and $14,708 of stock-based compensation, respectively, related to outstanding stock options. At June 30, 2019, the Company had $2,139,506 of unrecognized expenses related to options.

F-25

The following table summarizes the stock option activity for the three months ended June 30, 2019:

	Options	Weighted-Average Exercise Price Per Share
Outstanding, December 31, 2018	675,000	$0.91
Granted	889,500	2.00
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding, June 30, 2019	1,564,500	$1.53

The following table discloses information regarding outstanding and exercisable options at June 30, 2019:

	Outstanding			Exercisable
Exercise Price	Number of Option/Warrant Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$2.00	889,500		10.00	–
$1.50	400,000		8.93	125,008
$0.045	275,000		8.40	129,870
Total	1,564,500	$1.53	9.44	254,878	$0.76

As of June 30, 2019, the aggregate intrinsic value of options vested and outstanding was $316,400. As of June 30, 2019, there are 435,500 awards remaining to be issued under the Plan.

Stock Warrants

The following table summarizes the stock warrant activity for the six months ended June 30, 2019:

	Warrants	Weighted-Average Exercise Price Per Share
Outstanding, December 31, 2018	3,674,130	$4.08
Granted	163,750	1.85
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding, June 30, 2019	3,837,880	$3.99

F-26

In April 2019, the Company entered into two consulting agreements with consultants to provide services and advice related to company operations, investor relations, marketing, corporate structure, financing and public markets. The initial term of the agreement is eighteen months. As consideration for entering into this agreement the Company shall issue each consultant 50,000 common stock warrants with a term of five years and an exercise price of $1.75. The warrants will vest over an eighteen-month period in equal monthly installments provided that the consultant is providing services on each vesting date. In addition, each consultant will earn $5,000 per month for these services. Payment of the cash portion of the fee will accrue until the Company completes its initial public offering.

The common stock warrants were valued at $161,500 and will be recognized over the 18-month vesting term. During the six months ended June 30, 2019, $22,430 has been recognized as an expense.

The following table discloses information regarding outstanding and exercisable warrants at June 30, 2019

	Outstanding			Exercisable
Exercise Price	Number of Option/Warrant Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$11.00	1,206,059		3.15	1,206,059
$2.00	63,750		4.94	63,750
$1.75	100,000		4.80	11,111
$1.50	14,000		3.96	14,000
$0.70	2,454,071		4.50	2,454,071
Total	3,837,880	$3.99	4.09	3,748,991	$4.04

As of June 30, 2019 the aggregate intrinsic value of warrants vested and outstanding was $3,200,070.

Other

On April 11, 2019, the Company’s board of directors approved a Bridge Offering private placement up to a maximum of 817,500 shares of common stock at $2.00 per share. As of June 30, 2019, 767,500 shares have been sold for proceeds net of fundraising expenses of $1,407,169. Subsequent to quarter end the Company received $100,000 related to the sale of 50,000 shares under this offering.

On April 17, 2019, the Company entered into an agreement with a foreign registered broker dealer to assist in fundraising on the Company’s behalf. Fees for these services will consist of a cash fee of 10% of amounts raised and an equity fee of 10% of the amounts raises. The equity fee will be payable in five-year common stock warrants with an exercise price of $2.00 per share. As of June 30, 2019, 63,750 warrants with a fair value of $101,206 were issued under this agreement.

On April 10, 2018, the Company engaged Boustead Securities, LLC (“Boustead”) to act as exclusive financial advisor related to the Company’s NASDAQ Initial Public Offering. Boustead will be compensated a success fee of 7% of the gross offering proceeds and warrants equal to 7% of the shares sold with a five-year term and an exercise price equal to the price of the initial public offering. In addition, the Company agreed to reimburse Boustead for expenses. The initial term of the agreement will expire upon the earlier of one year or six months from the final closing of the initial public offering. The agreement expired in April 2019. In addition, an entity related to Boustead is a holder of the Company’s outstanding convertible debt as of June 30, 2019.

F-27

On April 11, 2019, the Company entered into a consulting agreement with a consultant to provide services and advice related to social media, investor relations, marketing and public markets. The initial term of the agreement is twelve months. As consideration for entering into this agreement the Company shall issue a total of 75,000 shares of common stock. The shares will vest over an eight-month period in equal monthly installments provided that the consultant is providing services on each vesting date. If the agreement is terminated prior to full vesting the Company shall have the right to repurchase unvested shares from the consultant for $0.001 per share. During the six months ended June 30, 2019, $49,180 of expense has been recognized related to this agreement.

On June 3, 2019, the Company engaged The Benchmark Company, LLC (“Benchmark”) to act as exclusive financial advisor related to the Company’s NASDAQ Initial Public Offering. Benchmark will be compensated a success fee of 7% of the gross offering proceeds, expense allowance of 1% of the gross offering proceeds and warrants equal to 7% of the shares sold with a five-year term and an exercise price equal to the price of the initial public offering. In addition, the Company agreed to reimburse Boustead for expenses. The agreement can be terminated by either party with 30 days written notice.

Note 6 – Commitments and Contingencies

Employment and Consulting Agreements

On September 1, 2017, the Company entered into an employment agreement with Mr. John Climaco pursuant to which Mr. Climaco agreed to serve as Chief Executive Officer and Director of the Company commencing on such date for an initial term of three years. The agreement provides for an initial annual salary of $150,000. The annual salary shall increase at the completion of the Company’s initial public offering to an annual salary of $300,000. Pursuant to the employment agreement, the Company and Mr. Climaco agreed to issue Mr. Climaco 900,000 shares of common stock in exchange for $900, which purchase was finalized on September 30, 2017. The common shares may be reacquired by the Company if employment is terminated prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if employment is terminated prior to the expiration of the agreement. Effective March 1, 2019, the employment agreement was amended to increase the annual salary to $186,000 and establish Mr. Climaco as a full-time employee. Effective June 28, 2019, the employment agreement was amended to increase the annual salary to $440,000  following the initial public offering.

On July 27, 2017, the Company entered into a consulting agreement with a company owned by Mr. Matthew Lourie pursuant to which Mr. Lourie agreed to serve as Chief Financial Officer of the Company on a part time basis commencing on such date for an initial term of one year, which will be automatically renewed for additional one-year terms unless either party chooses to cancel the agreement with 30 days-notice. The agreement provides for a monthly compensation of $5,000 and a one-time right to purchase 15,000 shares of common stock at $0.001 per share. The common shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to two years after the initial public offering.

WP744 Portfolio (Berubicin)

On November 21, 2017, the Company entered into a Collaboration and Asset Purchase Agreement with Reata Pharmaceuticals, Inc. (“Reata”). Through this agreement, the Company purchased all of Reata’s rights, title, interest and previously conducted research and development results in the chemical compound commonly known as Berubicin. In exchange for these rights, the Company agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from the Company’s first commercial sale of Berubicin plus $10,000. Reata also agreed to collaborate with the Company on the development of Berubicin, from time to time.

F-28

On December 28, 2017, the Company entered into a Technology Rights and Development Agreement with Houston Pharmaceuticals, Inc. (“HPI”). HPI is owned by the person who controls a majority of our shares. Pursuant to this agreement, the Company obtained a worldwide exclusive license to the chemical compound commonly known as WP744. In exchange for these rights, the Company agreed to pay consideration to HPI as follows: (i) a royalty of 2% of net sales of any product utilizing WP744 for a period of ten years after the first commercial sale of such; and (ii) $100,000 upon beginning Phase II clinical trials; and (iii) $200,000 upon the approval by the FDA of a New Drug Application for any product utilizing WP744; and (iv) a series of quarterly development payments totaling $750,000 beginning immediately after the Company’s raise of $7,000,000 of investment capital. In addition, the Company issued 200,000 shares of the Company’s common stock valued at $0.045 per share to HPI upon execution of the agreement. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million and expire on December 28, 2019.

On August 30, 2018, we entered into a sublicense agreement with WPD Pharmaceuticals, Inc. (“WPD”). Pursuant to the agreement, the Company granted WPD an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License within the following countries: Poland, Estonia, Latvia, Lithuania, Belarus, Ukraine, Moldova, Romania, Bulgaria, Serbia, Macedonia, Albania, Armenia, Azerbaijan, Georgia, Montenegro, Bosnia, Croatia, Slovenia, Slovakia, Czech Republic, Hungary, Chechnya, Uzbekistan, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Greece, Austria, and Russia. The sublicense agreement provides that WPD must use commercially reasonable development efforts to attempt to develop and commercialize licensed products in the above mentioned territories, which means the expenditure of at least $2.0 million on the development, testing, regulatory approval or commercialization of the licensed products during the three year period immediately following the date of the sublicense agreement. In the event that WPD fails to use commercially reasonable development efforts by the foregoing three-year deadline, we have the right to terminate this sublicense agreement. In consideration for the rights granted under the sublicense agreement, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, WPD agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. WPD is a Polish corporation that is majority-owned by an entity controlled by Dr. Priebe, our founder and largest shareholder.

On August 31, 2018, the Company entered into a sublicense agreement with Animal Life Sciences, LLC (“ALI”), pursuant to which we granted ALI an exclusive sublicense, even as to us, for the patent rights we licensed pursuant to the HPI License solely for the treatment of cancer in non-human animals through any type of administration. In consideration for the rights granted under the sublicense agreement, ALI agreed to issue us membership interests in ALI equal to 1.52% of the outstanding ALI membership interests. As additional consideration for the rights granted, to the extent we are required to make any payments to HPI pursuant to the HPI License as a result of this sublicense agreement, ALI agreed to advance us such payments, and to pay us a royalty equal to 1% of such payments. Dr. Priebe holds 38% of the membership interests of ALI.

Other

On January 29, 2019, the Company entered into a consulting agreement with WPD, a related party. The agreement is for a period of one year, with compensation of $5,000 per month. The consulting services include the full-time services of a technical researcher currently employed by WPD. The Company paid $30,000 for the first six months upon execution of the agreement.

Note 7 – Subsequent Events

Subsequent to quarter end the Company received $100,000 related to the sale of 50,000 shares of common stock.

F-29

2,125,000 Shares

CNS Pharmaceuticals, Inc.

Common Stock

PRELIMINARY PROSPECTUS

________________

Benchmark Company

Through and including                     , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of CNS Pharmaceuticals, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
SEC Registration fee	$1,584.58
Financial Industry Regulatory Authority, Inc. filing fee	2,462.00
NASDAQ Listing fees	75,000
Printing and engraving expenses	10,000
Legal fees and expenses	290,000
Accounting fees and expenses	35,000
Transfer Agent’s fees	3,500
Miscellaneous fees and expenses	25,000
Total	442,546.58

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statute provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Registrant’s Articles of Incorporation, as amended, and amended and restated bylaws provide for indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted by Nevada law (as amended from time to time). Section 78.7502 of the Nevada Revised Statute provides that such indemnification may only be provided if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to behave his conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

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Upon the formation of CNS Pharmaceuticals, Inc., for services rendered the Registrant issued 8,829,000 shares of common stock to entities controlled by the Registrant’s founder, Dr. Waldemar Priebe.

In July 2017, the Registrant entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as the Registrant’s Chief Financial Officer. In connection with the consulting agreement, the Registrant agreed that Mr. Lourie would purchase 15,000 shares of common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with the Registrant, the Registrant has certain repurchase rights. In November 2017, the Registrant issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

In September 2017, in connection with John Climaco’s employment agreement, the Registrant agreed that Mr. Climaco would purchase 900,000 shares of common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with the Registrant is terminated the Registrant has certain repurchase rights.

In August 2017, the Registrant issued 10% convertible notes in an aggregate of $975 in principal amount of convertible notes. The note holders also received in the aggregate warrants to purchase 289,575 shares of common stock at an exercise price of $11.00 per share. In August 2017, the Registrant also issued 10% convertible notes in an aggregate of $23,450 in principal amount of convertible notes. The note holders also received in the aggregate warrants to purchase 504,644 shares of common stock at an exercise price of $11.00 per share. In September 2017, the Registrant issued 10% convertible notes in an aggregate of $62,400 in principal amount of convertible notes. The note holders also received in the aggregate warrants to purchase 411,840 shares of our common stock at an exercise price of $11.00 per share. On December 31, 2018, the Company amended the 2017 convertible notes to allow the notes to be converted prior to the Company’s IPO at the holder’s option. Certain debtholders then exercised their right to convert the outstanding principal and accrued interest of their outstanding notes on December 31, 2018. A total of $38,670 of outstanding principal and $3,128 of accrued interest was converted into 2,158,500 shares of common stock. Additionally, certain note holders entered into settlement agreements to extinguish their remaining principal balance of $48,155 and remaining accrued interest of $8,434 in exchange for 2,454,071 warrants to purchase common stock at an exercise price of $0.70 per share for a term of five years.

In December 2017, the Registrant obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from Houston Pharmaceuticals, Inc. In license agreement, the Registrant agreed to issued Houston Pharmaceuticals, Inc. 200,000 shares of common stock.

Between December 2017 and March 2018, the Registrant sold 327,004 shares of common stock at $1.50 per share in a private placement.

In March 2018, the Registrant commenced an offering pursuant to Regulation CF of the Securities Act pursuant to which it offered units of SAFE securities. The offering was terminated on June 11, 2018 and the Registrant issued $628,558 of SAFE securities to investors and $12,571 of SAFE securities as commission fee to a vendor. Pursuant to the terms of the SAFE securities, if the Registrant completes this offering and becomes listed on the Nasdaq Stock Market, the purchaser of the SAFE security will automatically receive a number of shares of common stock equal to the purchase amount divided by the product of (a) 84% multiplied by (b) the public offering price per share in this offering.

On June 15, 2018, the Registrant entered into an agreement to issue 10% convertible notes in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $1.50 per share.

In June and July 2019, the Registrant sold 817,500 shares of common stock at $2.00 per share in a private placement.

All of the securities above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, other than the SAFE securities which were issued pursuant to Regulation CF of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on August 21, 2019.

CNS PHARMACEUTICALS, INC. (Registrant)

By:	/s/ John Climaco
John Climaco Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ John Climaco		August 21, 2019
John Climaco	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Matthew Lourie
Matthew Lourie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2019

*
Jerzy (George) Gumulka	Director	August 21, 2019

*
Carl Evans	Director	August 21, 2019

*
Jeffry Keyes	Director	August 21, 2019

*
Andrzej Andraczke	Director

By: /s/ Matthew Lourie
Matthew Lourie,
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement (filed as exhibit 1.1 to the Company’s Form 1-A Amendment file no. 024-10855)
3.1	Amended and Restated Articles of Incorporation of CNS Pharmaceuticals, Inc. (filed as exhibit 2.1 to the Company’s Form 1-A file no. 024-10855)
3.2	Amended and Restated Bylaws of CNS Pharmaceuticals, Inc. (filed as exhibit 2.2 to the Company’s Form 1-A file no. 024-10855)
4.1	Form of convertible promissory note issued to debt holders (filed as exhibit 3.1 to the Company’s Form 1-A file no. 024-10855)
4.2	Form of warrant issued to convertible debt holders (filed as exhibit 3.2 to the Company’s Form 1-A file no. 024-10855)
4.3	Form of SAFE agreement used in Regulation CF offering (filed as exhibit 3.3 to the Company’s Form 1-A file no. 024-10855)
4.4	Form of Underwriter Warrant (filed as exhibit 4.4 to the Company’s Form 1-A Amendment file no. 024-10855)
5.1	Opinion of The Loev Law Firm, PC (previously filed)
10.1	Amended And Restated Patent License Agreement effective as of December 28, 2017 between CNS Pharmaceuticals, Inc. and Houston Pharmaceuticals, Inc. (filed as exhibit 6.1 to the Company’s Form 1-A file no. 024-10855)
10.2	Collaboration and Asset Purchase Agreement between CNS Pharmaceuticals, Inc. and Reata Pharmaceuticals, Inc. dated November 21, 2017 (filed as exhibit 6.2 to the Company’s Form 1-A file no. 024-10855)
10.3	2017 Stock Plan of CNS Pharmaceuticals, Inc. (filed as exhibit 6.3 to the Company’s Form 1-A file no. 024-10855)
10.4	Employment Agreement between CNS Pharmaceuticals, Inc. and John M. Climaco dated September 1, 2017 (filed as exhibit 6.4 to the Company’s Form 1-A file no. 024-10855)
10.5	Consulting Agreement between CNS Pharmaceuticals, Inc. and Fresh Notion Financial Services dated July 27, 2017 (filed as exhibit 6.5 to the Company’s Form 1-A file no. 024-10855)
10.6	Sublicense Agreement between CNS Pharmaceuticals, Inc. and WPD Pharmaceuticals, Inc. dated August 30, 2018 (filed as exhibit 6.6 to the Company’s Form 1-A Amendment file no. 024-10855)
10.7	Sublicense Agreement between CNS Pharmaceuticals, Inc. and Animal Life Sciences, LLC. dated August 31, 2018 (filed as exhibit 6.7 to the Company’s Form 1-A Amendment file no. 024-10855)
10.8	Employment Letter between CNS Pharmaceuticals, Inc. and Donald Picker (filed as exhibit 10.8 to the Company’s Form 1-A Amendment file no. 024-10855)
10.9	Employment Letter between CNS Pharmaceuticals, Inc. and Sandra Silberman(filed as exhibit 10.9 to the Company’s Form 1-A Amendment file no. 024-10855)
23.1	Consent of MaloneBailey LLP
23.2	Consent of The Loev Law Firm, PC (included in Exhibit 5.1) (previously filed)
24.1	Power of Attorney (previously filed)

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